Exhibit 2.1

Stock Purchase Agreement
by and among
Caleres, Inc.,
Apollo Investors, LLC
and
Apollo Buyer Holding Company, Inc.

________________________

Dated December 13, 2016

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3.26	Occupational Safety and Health	53
3.27	Product and Service Warranties	53
3.28	Product Liability Claims	54
3.29	Product Safety Authorities	54
3.30	Product Standards	54
3.31	Customers and Suppliers	54
3.32	Foreign Operations; Customs; and Export Control	55
3.33	Brokers, Finders	56

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		56
4.1	Existence and Power; Non-Contravention	56
4.2	Valid and Enforceable Agreement; Authorization	57
4.3	Litigation	57
4.4	Financing	57
4.5	Investment Intent	57
4.6	Due Diligence Review	57
4.7	Solvency	58
4.8	Brokers, Finders	58
4.9	R&W Insurance Policy	58

ARTICLE 5 COVENANTS OF THE PARTIES		58
5.1	Public Announcements	58
5.2	Further Assurances; Cooperation	59
5.3	Certain Waivers	59
5.4	Related Party Transactions	59
5.5	Preservation of Records	59
5.6	Directors and Officers Liability	60
5.7	R&W Insurance Policy	60

ARTICLE 6 ADDITIONAL AGREEMENTS		60
6.1	Restrictive Covenant	60
6.2	Taxes.	62
6.3	Outstanding Class B Equity Grants	64

ARTICLE 7 [RESERVED]		64

ARTICLE 8 INDEMNIFICATION		64
8.1	Survival	64
8.2	Indemnification for Buyer Indemnified Persons	65
8.3	Indemnification for Seller Indemnified Persons	66
8.4	Notice of Claim; Order of Recoupment	66
8.5	Right to Contest Claims of Third Persons	67

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8.6	Calculation of Losses	69
8.7	Limitations on Indemnity	71
8.8	Characterization of Indemnity Payments	72
8.9	Exclusion of Other Remedies	72

ARTICLE 9 MISCELLANEOUS PROVISIONS		73
9.1	Notice	73
9.2	[Reserved.]	74
9.3	Entire Agreement	75
9.4	Amendment and Modification	75
9.5	Assignment; Binding Agreement	75
9.6	Waiver of Compliance	75
9.7	Expenses	75
9.8	Counterparts	76
9.9	Severability	76
9.10	Specific Performance	76
9.11	Governing Law	76
9.12	No Third Party Beneficiaries or Other Rights	76
9.13	Submission to Jurisdiction	76
9.14	WAIVER OF JURY TRIAL	77
9.15	Headings; Interpretation	77

Exhibits

Exhibit A	Form of Side Agreement
Exhibit B	Accounting Principles
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Landlord Estoppel
Exhibit E	Form of Owners Affidavit
Exhibit F	Form of Non-Imputation Affidavit

iii

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of December 13, 2016, by and among Caleres, Inc., a New York corporation (“Buyer”), Apollo Investors, LLC, a Delaware limited liability company (“Seller”) and Apollo Buyer Holding Company, Inc., a Delaware corporation (the “Company”). Each of Buyer, Seller, and the Company are referred to herein as a “Party” and together as the “Parties.”

RECITALS
A.Seller owns one hundred percent (100%) of the issued and outstanding capital stock of the Company on a fully diluted basis, consisting of 1,000 shares of common stock, $0.01 par value per share (the “Shares”);

B.Buyer desires to purchase the Shares from Seller on the following terms and conditions;

C.Seller desires to sell the Shares to Buyer on the following terms and conditions; and

D.As a condition and inducement to Buyer entering into this Agreement, concurrently with the execution and delivery of this Agreement, the Persons identified on Schedule 1 hereto (the “Seller Parties”), each of whom will receive substantial benefit from the consummation of the transactions contemplated by this Agreement, have entered into a side agreement dated as of the date hereof and in the form attached hereto as Exhibit A (the “Side Agreements”) pursuant to which such members have agreed to, among other things, make certain representations, warranties, indemnities, and covenants and certain releases for the benefit of Buyer.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements hereinafter contained, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

The following terms shall have the meanings set forth below in this Article 1.
1.1    “Accountant” has the meaning set forth in Section 2.5(d).

1.2    “Accounting Principles” means (a) the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation that are specified in the calculation of Cash and the Net Working Capital Target as set forth on Exhibit B, (b) to the extent not inconsistent with the foregoing clause (a), the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation adopted in connection with the Interim Balance Sheet, and (c) to the extent not inconsistent with the foregoing clauses (a) or (b), GAAP.

1.3    “Accounts Receivable” has the meaning set forth in Section 3.10(a).

1.4    “Action” means any alternative dispute resolution, arbitration, audit, claim, demand, examination, investigation, hearing, litigation, mediation, proceeding or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Government or arbitrator.

1.5    “Adjustment Escrow Account” shall have the meaning set forth in Section 2.6(a).

1.6    “Adjustment Escrow Amount” means the Adjustment Escrow Deposit Amount, less any distributions thereof in accordance with this Agreement and the Escrow Agreement.

1.7    “Adjustment Escrow Deposit Amount” means $1,150,000.

1.8    “Adjustment Escrow Funds” means the amounts held in the Adjustment Escrow Account, including any dividends, interest, distributions, and other income received in respect thereof, less distributions thereof in accordance with this Agreement and the Escrow Agreement.

1.9    “Affiliate” means, with respect to any Person, any other Person which is directly or indirectly controlling, controlled by, or under common control with such Person, and, if the Person referred to is a natural person, any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.10    “Agreement” has the meaning set forth in the preamble.

1.11    “Assets” has the meaning set forth in Section 3.15(a).

1.12    “August Balance Sheet” has the meaning set forth in Section 3.5(a).

1.13    “Balance Sheet Date” means January 30, 2016.

1.14    “Balance Sheet” means the audited consolidated balance sheet of the Company and the Subsidiaries dated January 30, 2016.

1.15    “Business Day” means any day which is not a Saturday, Sunday or day on which the Federal Reserve Bank of St. Louis, Missouri is closed.

1.16    “Business” means the business of designing, manufacturing, distributing, selling, promoting, and marketing men’s dress and casual footwear, leather goods, apparel, and accessories, and all other business activities, operations, and practices of the Company and the Subsidiaries, as such business activities, operations, and practices are conducted by the Company and the Subsidiaries on the date hereof and as of the Closing Date.

1.17    “Buyer Indemnified Persons” has the meaning set forth in Section 8.2.

1.18    “Buyer” has the meaning set forth in the preamble.

1.19    “Bywater Leased Real Property” means the Leased Real Property generally located at 1220 Bywater Drive, Port Washington, Wisconsin leased pursuant to that certain Lease dated December 7, 2012, between Paul Weise Real Estate Corp., as landlord, and Allen Edmonds Corporation, as tenant.

1.20    “Calculation Time” means 11:59 p.m. Central Time on the day prior to the Closing Date.

1.21    “Cash Adjustment Amount” has the meaning set forth in Section 2.5(e)(iii).

1.22    “Cash” means cash and cash equivalents, calculated in accordance with the Accounting Principles, but subject to the terms of Section 2.4.

1.23    “Closing Balance Sheet” has the meaning set forth in Section 2.5(b).

1.24    “Closing Cash Balance” has the meaning set forth in Section 2.5(b).

1.25    “Closing Date” means the date on which the Closing occurs, which is the date hereof.

1.26    “Closing Indebtedness Amount” has the meaning set forth in Section 2.5(b).

1.27    “Closing Net Working Capital” has the meaning set forth in Section 2.5(b).

1.28    “Closing Payment” means an amount equal to (a) the Initial Cash Amount plus (b) the Estimated Closing Cash Balance less (c) the Estimated Closing Indebtedness Amount less (d) the Estimated Seller Transaction Expenses plus (e) the amount, if any, by which Estimated Closing Net Working Capital is greater than the Net Working Capital Target less (f) the amount, if any, by which the Estimated Closing Net Working Capital is less than the Net Working Capital Target.

1.29    “Closing Seller Transaction Expenses” has the meaning set forth in Section 2.5(b).

1.30    “Closing Statement” has the meaning set forth in Section 2.5(b).

1.31    “Closing” has the meaning set forth in Section 2.3(a).

1.32    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and regulations promulgated thereunder, as amended from time to time.

1.33    “Code” means the U.S. Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.

1.34    “Company Intellectual Property” means all Intellectual Property that is owned, in whole or in part, by the Company or any Subsidiary.

1.35    “Company” has the meaning set forth in the preamble.

1.36    “Confidentiality Agreement” means that certain confidentiality agreement by and between the Brentwood Associates (on behalf of the Company) and Buyer, dated as of March 1, 2016.

1.37    “Contract” means any written or oral contract, agreement, understanding, lease, license, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument.

1.38    “Deal Team Member” means those Persons named on Schedule 1.38.

1.39    “Debt Payoff Letters” has the meaning set forth in Section 2.3(b)(iv).

1.40    “Defense Notice” has the meaning set forth in Section 8.5(a).

1.41    “Delaware Courts” has the meaning set forth in Section 9.13.

1.42    “Disagreement” has the meaning set forth in Section 2.5(c).

1.43    “Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer in connection with the execution of this Agreement.

1.44    “EAR” has the meaning set forth in Section 3.32(c).

1.45    “Environmental Claim” means any third party (including private parties, Government agencies and employees) action, lawsuit, claim or proceeding against the Company or any Subsidiary or their predecessors relating to the current or previous operations of the Company or any Subsidiary or their predecessors which alleges potential liability for (a) noise; (b) odor; (c) mold; (d) pollution or contamination of the air, surface water, groundwater or land; (e) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (f) Hazardous Materials handling, treatment, storage, disposal or transportation; (g) exposure to hazardous or toxic substances; (h) non-compliance with the Toxic Substances Control Act or any equivalent under local Law; or (i) non-compliance with any Environmental Law. An “Environmental Claim” includes, without limitation, a proceeding to terminate an Environmental Permit to the extent that such a proceeding attempts to redress violations of the applicable Environmental Permit or Environmental Law as alleged by any Government.

1.46    “Environmental Law” means any Law relating to pollution or protection of human health, safety, the environment, natural resources or Laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. §653 et seq.), and the regulations promulgated pursuant thereto, as amended , and their foreign and state law equivalents and common law theories of nuisance, trespass, waste, negligence, or abnormally dangerous activity arising out of or relating to Hazardous Materials, all as in effect as of the date of this Agreement.

1.47    “Environmental Permit” means any Permit required to be held by, or filing or submission to any Government or other authority required to be made by or any behalf of, the Company or any Subsidiary under or pursuant to any Environmental Law.

1.48    “Environmental Property” means all assets and property currently or formerly owned, leased, operated or used by the Company or any Subsidiary in connection with the business of the Company and the Subsidiaries.

1.49    “Equity Interests” means shares of capital stock, quotas or other equity or ownership interests of a Person under local Law.

1.50    “ERISA” means the Employee Retirement Income Security Act of 1974 and regulations promulgated thereunder, as amended from time to time.

1.51    “Escrow Agent” means U.S. Bank National Association.

1.52    “Escrow Agreement” means the Escrow Agreement by and among Seller, Buyer and the Escrow Agent, dated as of the Closing Date, in substantially the form attached hereto as Exhibit C.

1.53    “Estimated Closing Balance Sheet” has the meaning set forth in Section 2.5(a).

1.54    “Estimated Closing Cash Balance” has the meaning set forth in Section 2.5(a).

1.55    “Estimated Closing Indebtedness Amount” has the meaning set forth in Section 2.5(a).

1.56    “Estimated Closing Net Working Capital” has the meaning set forth in Section 2.5(a).

1.57    “Estimated Closing Statement” has the meaning set forth in Section 2.5(a).

1.58    “Estimated Seller Transaction Expenses” has the meaning set forth in Section 2.5(a).

1.59    “Excess Inventory” has the meaning set forth in Section 3.10(b).

1.60    “Filing Issue” means the matter disclosed on Disclosure Schedule 1.60.

1.61    “Final Adjustment Amount” has the meaning set forth in Section 2.5(e)(v).

1.62    “Final Cash Balance” has the meaning set forth in Section 2.5(c).

1.63    “Final Closing Balance Sheet” has the meaning set forth in Section 2.5(c).

1.64    “Final Indebtedness Amount” has the meaning set forth in Section 2.5(c).

1.65    “Final Net Working Capital” has the meaning set forth in Section 2.5(c).

1.66    “Financial Statements” has the meaning set forth in Section 3.5(a).

1.67    “Fundamental Representation” has the meaning set forth in Section 8.1.

1.68    “GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.69    “Government” means any (a) nation, region, state, county, city, town, village, district, possession, territory, protectorate or other jurisdiction, unit or subdivision, (b) supranational, multinational, sovereign, federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government, (d) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, division or other entity and any court or other tribunal), (e) Public International Organization, bilateral, multilateral or multinational organization or authority or (f) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

1.70    “Hazardous Materials” has the meaning set forth in Section 3.16(c).

1.71    “Highway KW Title Commitment” means the ALTA Commitment for Title Insurance No. 16-54227 issued by the Title Company with an effective date of September 9, 2016 and an issued date of November 8, 2016, with respect to the Owned Real Property generally located at 3820 and 3830 Highway KW, Port Washington, Wisconsin.

1.72    “HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and regulations promulgated thereunder as amended from time to time.

1.73    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

1.74    “Income Tax Return” means any Tax Return relating to Income Tax.

1.75    “Income Taxes” means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts) including any interest, penalty, or additions thereto, whether disputed or not.

1.76    “Indebtedness Adjustment Amount” has the meaning set forth in Section 2.5(e)(ii).

1.77    “Indebtedness” means, without duplication, as of the date of determination, all obligations (including all obligations in respect of principal, accrued interest, penalties, prepayment penalties, fees, indemnities, and premiums) of the Company or any Subsidiary (a) for borrowed money, (b) evidenced by bonds, debentures, notes, or similar instruments, (c) arising from installment purchases of property or representing the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding trade accounts payable incurred in the Ordinary Course), (d) under leases of the Company or any Subsidiary that have been reflected as capital leases in the most recent Financial Statements, (e) all indebtedness of any other Person other than the Company or a Subsidiary secured by a Lien on property or assets owned or acquired by the Company or any Subsidiary, whether or not the indebtedness secured thereby have been assumed, (f) under interest rate, currency, or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (g) in respect of letters of credit (to the extent drawn), surety bonds, or bankers acceptances (without duplication of other Indebtedness supported or guaranteed thereby), (h) all guarantees and keepwell arrangements of the Company or any Subsidiary of any indebtedness of any other Person other than the Company or a Subsidiary, (i) under any sale and lease back transaction, securities repurchase agreements, or other similar financing transaction, (j) all declared and/or accrued but unpaid dividends, (k) under any underfunded pension or post-retirement liabilities of the Company or any Subsidiary; and (l) any “success fees” or bonuses, or severance payments payable to employees of the Company or any Subsidiary arising solely from or otherwise triggered solely by the Closing and without the requirement of any further action by the Company or any Subsidiary on or following the Closing (including any termination of employment) (excluding (i) any bonuses payable to any employee based on the performance of such employee or the performance of the Company and the Subsidiaries and (ii) any severance payments triggered by resignations from employment (not merely from officer or director positions) requested by Buyer and delivered by the Company in connection with the Closing); provided that the term “Indebtedness” shall not include any liabilities related to intercompany obligations between the Company and any Subsidiary, or any Subsidiary and another Subsidiary.
1.78    “Indemnified Party” has the meaning set forth in Section 8.4.

1.79    “Indemnifying Party” has the meaning set forth in Section 8.4.

1.80    “Indemnity Escrow Account” shall have the meaning set forth in Section 2.6(a).

1.81    “Indemnity Escrow Amount” means the Indemnity Escrow Deposit Amount, less any distributions thereof in accordance with this Agreement and the Escrow Agreement.

1.82    “Indemnity Escrow Deposit Amount” means the amount set forth on Schedule 1.82.

1.83    “Indemnity Escrow Funds” means the amounts held in the Indemnity Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less distributions thereof in accordance with this Agreement and the Escrow Agreement.

1.84    “Information Systems” has the meaning set forth in Section 3.18(m).

1.85    “Initial Cash Amount” means an amount equal to $255,000,000.

1.86    “Intellectual Property” means: all rights in intellectual property of any type throughout the world, including, but not limited to: (a) patents, patent applications and statutory invention registrations, including, but not limited to, continuations, continuations-in-part, divisions, provisional and non-provisional applications, reexaminations, reissues and extensions, supplementary protection certificates and utility models; (b) trademarks, service marks, trade names, brand names, logos and corporate names, trade dress, slogans and other indicia of source or origin (“Trademarks”), whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (c) copyrights, whether registered or common law, and registrations and applications for registration thereof, including the right to make derivative works, all other associated statutory rights, and other rights in tangible works of expression; (d) trade secrets, confidential information and know-how, including product development, testing and calibration algorithms and methods; (e) domain names including top level and country level domains, social media accounts, and social media handles with Twitter, Facebook, and other social media companies and the content found thereon and related thereto; (f) rights of publicity and privacy, rights to personal information and moral rights; (g) shop rights; (h) inventions (whether patentable or unpatentable), invention disclosures, mask works, circuit designs and other designs, industrial design rights, discoveries, ideas, developments, data, works of authorship, Software, confidential or proprietary technical, business and other information, including, but not limited to processes, techniques, methods, formulae, designs, product specifications, algorithms, supplier information, prospect lists, customer lists, projections, analyses, market studies and similar proprietary items that are in the possession of the Company or any Subsidiary, and all rights therein and thereto; (i) advertisements and materials used in and for promotions, and all rights therein and thereto; (j) websites (including the layout, design, and contents of the web pages and underlying codes) and all rights therein and thereto; (k) all other proprietary information and intellectual property, in all forms and media, and all goodwill associated therewith, and whether or not subject to patent, copyright, trademark, design, or other intellectual property registration; and (l) all rights to any of the foregoing provided in international treaties and convention rights.

1.87    “Interim Balance Sheet” has the meaning set forth in Section 3.5(a).

1.88    “IRS” means the United States Internal Revenue Service.

1.89    “Law” means any constitution, statute, law, treaty, ordinance, code, decree, order, injunction, rule, directive, regulation, binding case law, principle of common law, administrative ruling or interpretation of any Government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by any of the foregoing.

1.90    “Leased Real Property” has the meaning set forth in Section 3.13(b).

1.91    “Liability” or “Liabilities” means all debts, adverse claims, liabilities and/or obligations, direct, indirect, absolute or contingent, whether asserted or unasserted, known or unknown, accrued, vested or otherwise and whether or not reflected or required to be reflected on the financial statements of a Person.

1.92    “Lien” means any mortgage, security agreement, indenture, deed of trust, pledge, adverse claim, easement, lien, security interest, charge, assessment, hypothecation, collateral assignment, deposit arrangement, right of first refusal, preemptive right, option, lease, license, restriction, agreement, adverse interest, restriction on transfer, covenant, condition, servitude, right of way, encroachment, exception to or defect in title or other restriction or encumbrance of any kind, other than restrictions on the offer and sale of securities under federal and state securities Laws. A license of intellectual property rights shall not be deemed to be a Lien.

1.93    “Losses” has the meaning set forth in Section 8.2.

1.94    “Material Adverse Effect” means any event, circumstance, condition, development, occurrence, change or effect that has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, earnings, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, but shall exclude any effect resulting or arising from: any failure by the Company and the Subsidiaries to meet any projections, forecasts or estimates of revenue or earnings (it being understood that this exception shall not prevent a determination that any event, circumstance, condition, development, occurrence, change or effect underlying such failure to meet projections, forecasts or estimates has resulted in a Material Adverse Effect (to the extent the effect(s) of such event, circumstance, condition, development, occurrence, change or effect is not otherwise excluded from this definition of Material Adverse Effect)).

1.95    “Material Contracts” has the meaning set forth in Section 3.17(a).

1.96    “Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.5(e)(i).

1.97    “Net Working Capital Target” is as set forth on, and calculated in accordance with the formula and other terms set forth on, Exhibit B.

1.98    “Net Working Capital” means the aggregate value of the current assets of the Company and the Subsidiaries (excluding deferred Tax assets and Cash), reduced by the current liabilities of the Company and the Subsidiaries (excluding deferred Tax liabilities,

Indebtedness and Seller Transaction Expenses), determined in accordance with the Accounting Principles.

1.99    “Notice of Dispute” has the meaning set forth in Section 2.5(c).

1.100    “Obsolete” has the meaning set forth in Section 3.10(b).

1.101    “Order” means an order, writ, injunction, judgment, ruling, assessment, arbitration award or decree of any court or Government.

1.102    “Ordinary Course” means only the ordinary course of commercial operations customarily engaged in by the Company and the Subsidiaries consistent with past practices and specifically does not include (i) activity involving the purchase or sale of the Company or any Subsidiary or of any product line or business unit thereof, (ii) any activity that, pursuant to the Organizational Documents of the Company or applicable Subsidiary, must be approved by the board of directors or shareholders of the Company or Subsidiary or (iii) the incurrence of any Liability for any tort or any breach or violation of or any default under any Contract or Law.

1.103    “Organizational Documents” means, with respect to any entity, (a) the certificate or articles of incorporation and the by-laws, the certificate of formation and partnership agreement or operating agreement (as applicable), and (b) any organizational or governing documents comparable to those described in clause (a) as may be applicable to such entity pursuant to any applicable Law.

1.104    “Owned Bywater Title Commitment” means the ALTA Commitment for Title Insurance No. 16-54228 issued by the Title Company with an effective date of September 9, 2016 and an issued date of December 12, 2016, with respect to the Owned Real Property located on Bywater Drive, Port Washington, Wisconsin adjacent to the Bywater Leased Real Property.

1.105    “Owned Real Property” has the meaning set forth in Section 3.13(a).

1.106    “Parties” has the meaning set forth in the preamble.

1.107    “Payment Instructions” has the meaning set forth Section 2.3(b)(x).

1.108    “Pension Plan” means an employee pension benefit plan (within the meaning of ERISA Section 3(2)).

1.109    “Permit” has the meaning set forth in Section 3.11(b).

1.110    “Permitted Liens” means (a) Liens that are disclosed on Schedule 1.110, (b) Liens for Taxes of any kind which are not yet delinquent and for Taxes that the taxpayer is contesting in good faith by appropriate proceedings and for which adequate reserves have been recorded on the Interim Balance Sheet in accordance with GAAP, (c) Liens for cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’, warehousemens’, laborers, employees, suppliers, or similar Liens arising or incurred in the

Ordinary Course and for amounts which are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on the Interim Balance Sheet in accordance with GAAP, (d) with respect to Owned Real Property, the Seven Hills Leased Real Property and the Bywater Leased Real Property, those title exceptions set forth in Schedule 1.110 that have not been breached, violated or encroached, (e) with respect to Leased Real Property, other than the Seven Hills Leased Real Property and the Bywater Leased Real Property, all easements, covenants, conditions, rights-of-way, restrictions and other encumbrances of record or other title defects that do not, individually or in the aggregate, interfere materially with the use or operation of such Leased Real Property to which they related in the ordinary conduct of the Business as currently conducted or detract materially from the use, occupancy, value or marketability of title of the assets subject thereto, and, in each case, that have not been breached, violated or encroached by the Company or any Subsidiary in any material respect, (f) any right, interest, lien or title of the lessor or licensor under any lease, license or other similar agreement through which the Company or any Subsidiary derives its interest as lessee or licensee or in the property being leased or licensed thereunder, but only to the extent that such lease, license or other similar agreement has been made available to Buyer; (f) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not delinquent or are being contested in good faith by appropriate proceedings, (g) zoning, building codes or other land use Laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Government having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the Business and (h) Liens arising as a result of Buyer’s acts (or the acts of its Affiliates or its or their agents, employees or contractors), including any Liens granted to any lender, at the Closing in connection with any financing by Buyer of the transactions contemplated hereby.

1.111    “Person” means any natural person, partnership, corporation, share company, cooperative, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, representative office, branch, estate, other business or investment entity, not-for-profit entity or Government.

1.112    “Plan” means any agreement, arrangement, plan, or policy, qualified or non-qualified, that involves any (a) pension, retirement, profit sharing, savings, deferred compensation, bonus, stock option, simple retirement account (as described in Code Section 408(p)), stock purchase, phantom stock, incentive plan, change-in-control benefits, thirteenth month benefit, any multiple employer plan (as described in ERISA Section 4063 and under any other applicable law, regulation or ruling) or any multiemployer plan (as defined in ERISA Section 3(37) or 4001(a)(3)); (b) welfare or “fringe” benefits, including vacation, holiday, severance, termination indemnity, redundancy, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts, or other benefits; or (c) any employment, consulting, engagement, retainer or golden parachute agreement or arrangement, including any “employee benefit plan” as defined in ERISA Section 3(3) (regardless of whether subject to ERISA); in each case, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries and in which any current or former employee, director or contractor of the Company or any of its Subsidiaries participates or is entitled to receive any benefit; regardless of whether it is required under applicable Law, private, funded, unfunded, financed by the purchase of insurance, contributory or noncontributory, provided that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered a “Plan”.

1.113    “Pre-Closing Periods” has the meaning set forth in Section 6.2(b).

1.114    “Property” has the meaning set forth in Section 3.15(a).

1.115     “Public International Organization” means (a) any international organization formed by states, governments or other international organizations or (b) any organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288).

1.116    “Purchase Price” has the meaning set forth in Section 2.2.

1.117    “R&W Insurance Policy” means that certain Buyer-side representation and warranty insurance policy that is being obtained by Buyer and bound as of the date hereof, in the form delivered by Buyer to Seller prior to the execution of this Agreement.

1.118    “R&W Policy Amount” means, as of any date of determination, the excess (if any) of the amount set forth on Schedule 1.118 (i.e. the total coverage amount under the R&W Insurance Policy) over the sum of (i) all distributions to any Buyer Indemnified Person paid by the insurer pursuant to the terms of the R&W Insurance Policy on or prior to such date and (ii) all amounts then claimed by Buyer (pursuant to the terms of the R&W Insurance Policy) to be owed to a Buyer Indemnified Person by the insurer under the R&W Insurance Policy.

1.119    “Real Property Lease” has the meaning set forth in Section 3.13(b).

1.120    “Real Property” has the meaning set forth in Section 3.13(b).

1.121    “Reference Date” means November 27, 2013.

1.122    “Related Agreement” means the Escrow Agreement.

1.123    “Required Government Approvals” means any approvals required, or the expiration or termination of any applicable waiting period, under the HSR Act.

1.124    “Seller Indemnified Persons” has the meaning set forth in Section 8.3.

1.125    “Seller Parties” has the meaning set forth in the Recitals.

1.126    “Seller Transaction Expenses” means (a) all unpaid expenses (including, but not limited to, all interest, late fees, and penalties related thereto) incurred by Seller, the Company, or any Subsidiary on behalf of the Company, or any Subsidiary, or for which the Company or any Subsidiary is responsible, in connection with the preparation, negotiation, and execution of this Agreement and the Related Agreement and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, all accounting, legal, investment banking fees, and commercial banking fees and expenses related thereto and (b) any unpaid management, transaction or similar fees owed by the Company or any Subsidiary to Seller or any of its Affiliates (including without limitation Brentwood Private Equity V, L.P.).

1.127    “Seller’s Knowledge” means the actual awareness, after reasonable due inquiry, of any individual whose name is set forth on Schedule 1.127. The words “know,” “knowing” and “known” shall be construed accordingly.

1.128    “Seller” has the meaning set forth in the preamble.

1.129    “Seven Hills Leased Real Property” means the Leased Real Property generally located at 201 East Seven Hills Road, Port Washington, Wisconsin leased pursuant to that certain Lease Agreement dated January 11, 1985, as amended by that certain Amendment to Lease Agreement dated July 14, 1987, and that certain Amendment to Lease dated October 21, 1991, between St. Peter of Alcantara Congregation, a Wisconsin nonprofit corporation, as landlord, and Allen Edmonds Corporation, a Wisconsin corporation (successor-in-interest to RJP Partnership (f/k/a Allen Edmonds Shoe Company)), as tenant.

1.130    “Seven Hills Title Commitment” means the ALTA Commitment for Title Insurance No. 16-54230 issued by the Title Company with an effective date of September 9, 2016 and an issued date of November 2, 2016, with respect to the Seven Hills Leased Real Property and the Owned Real Property generally located at 201 East Seven Hills Road, Port Washington, Wisconsin 53704.

1.131    “Severance Benefits” has the meaning set forth in Section 3.24(l).

1.132    “Shares” has the meaning set forth in the Recitals.

1.133    “Side Agreement” has the meaning set forth in the Recitals.

1.134    “Software” means all computer software, firmware, programs and databases, in any form, including without limitation, development tools, library functions, compilers, and platform and application software, whether in source code or object code format, and all documentation related thereto.

1.135    “Straddle Period” has the meaning set forth in Section 6.2(c).

1.136    “Subsidiary” means with respect to the Company, (a) a corporation of which at least 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by the Company, by one or more Subsidiaries of the Company or a combination thereof, (b) a partnership (whether general or limited) in which the Company or a Subsidiary of the Company is, at the date of determination, a general or limited partner of such partnership, but only if at least 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of the Company, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which the Company, one or more Subsidiaries of the Company, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a 50% ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of the Company; provided that, unless the context otherwise requires, reference to a “Subsidiary” in this Agreement is to a Subsidiary of the Company, which (for the avoidance of doubt) shall include Allen-Dubois SA (Belgium).

1.137    “Subsidiary Interests” has the meaning set forth in Section 3.4(b).

1.138    “Tax Benefit” has the meaning set forth in Section 8.6(a).

1.139    “Tax Detriment” has the meaning set forth in Section 8.6(a).

1.140    “Tax Returns” means all returns, declarations, reports, estimates, claims for refund, information returns and statements, elections, statements of foreign bank and financial accounts, such as FinCEN Form 114 or any similar or successor reporting requirements, including any related or supporting information with respect to any of the foregoing, any schedule or attachment thereto, and including any amendment thereof, filed or to be filed with any Tax authority, and any other information or filing to be provided to any Person for compliance with Sections 1471 through 1474 of the Code (including any intergovernmental agreement thereunder, any Treasury Regulations or other official interpretations thereof, and any agreements entered into under Section 1471(b)(1) of the Code). Any one of the foregoing Tax Returns shall be referred to as a “Tax Return”.

1.141    “Taxes” means all Government taxes, charges, fees, levies, or other like assessments, including, without limitation, all income, profits, employment (including social security, unemployment insurance, and withholding), payroll, corporate, franchise, net worth, gross receipts, sales, use, transfer, stamp, license, occupation, real and personal property, unclaimed property, escheat, capital, customs, duties, ad valorem, recapture, alternative minimum, value added, goods and services, excise, and any other Government charges of the same or similar nature, including any interest, penalty or addition thereto, whether disputed or not, and including any obligations to pay Taxes of others, whether pursuant to Treasury Regulation 1.1502-6 (or any similar provision of state or local Law), as a transferee, successor, by contract, or otherwise (excluding under any arrangement entered into in the Ordinary Course and not primarily related to Taxes). Any one of the foregoing shall be referred to as a “Tax”.

1.142    “Third Party Intellectual Property License” has the meaning set forth in Section 3.17(a)(xxiii).

1.143    “Third Person Claim” has the meaning set forth in Section 8.5.

1.144    “Third Person” has the meaning set forth in Section 8.5.

1.145    “Title Commitments” means the Highway KW Title Commitment, the Owned Bywater Title Commitment and the Seven Hills Title Commitment, each, individually, a “Title Commitment”.

1.146    “Title Company” means Fidelity National Title Insurance Company, as agent for Chicago Title Insurance Company, having an office address of 4111 Executive Parkway, Suite 304, Westerville, Ohio 43081, Attn: Nathan Heinz, AVP-National Counsel, Nathan.Heinz@fnf.com, 614-818-4841.

1.147    “Trademarks” has the meaning set forth in Section 1.86.

1.148    “Treasury Regulations” means the rules and regulations promulgated under the Code issued by the U.S. Department of Treasury.

1.149    “Welfare Plan” means an employee welfare benefit plan as defined in ERISA Section 3(1).

ARTICLE 2
PURCHASE AND SALE OF SHARES

2.1    Transfer of Shares.    Upon the terms and subject to the conditions of this Agreement, on the Closing Date and at the Closing, Seller shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase, acquire, and accept from Seller, all right, title, and interest in and to the Shares free and clear of all Liens.

2.2    Consideration.        The cash consideration that Buyer shall pay to Seller for the Shares, the obligations of Seller hereunder, and the other rights of Buyer hereunder shall be an amount equal to the Initial Cash Amount subject to the further adjustments as provided for in this Agreement, all on the terms contemplated by this Agreement (such amount, as so further adjusted, the “Purchase Price”).

2.3    Closing.
(a)    Subject to the terms and conditions of this Agreement, the closing of the transactions set forth in Section 2.1 (the “Closing”) shall take place by e-mail exchange of electronic (.pdf format) counterpart signature pages concurrently with the execution of this Agreement. The Closing shall take place at the offices of Bryan Cave LLP, One Metropolitan Square, 211 N. Broadway, Suite 3600, St. Louis, Missouri 63102.
(b)    At the Closing, Seller shall deliver or cause to be delivered to Buyer:
(i)    certificates representing all the Shares, free and clear of all Liens, duly endorsed to Buyer in blank or accompanied by duly executed stock powers;

(ii)    written resignations, effective as of the Closing Date and subject to the Closing, of such officers and directors of the Company and the Subsidiaries as have been requested by Buyer;

(iii)    customary payoff letters from all holders of Indebtedness set forth on Schedule 2.3(b)(iii) (the “Debt Payoff Letters”), which Debt Payoff Letters are in the forms previously provided to Buyer;

(iv)    original releases executed by the holders of Indebtedness secured by the mortgages identified as exceptions to coverage in Schedule B-Section 2 of each of the Highway KW Title Commitment and the Seven Hills Title Commitment, which releases are in the forms previously approved by the Title Company to satisfy the Title Company’s requirements therefor in Schedule B-Section 1 of the Highway KW Title Commitment and the Seven Hills Title Commitment;

(v)    the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(vi)    a copy, certified by an officer of each applicable entity, to be true, complete and correct as of the Closing Date, of the Organizational Documents of Seller, the Company, and each Subsidiary, and resolutions of the managing member of Seller, authorizing and approving the transactions contemplated hereby;

(vii)    a certificate of good standing, or equivalent certificate, for the Company and each Subsidiary, dated within five Business Days of the Closing Date, issued by the appropriate Government;

(viii)    a certificate, duly executed by an officer of Seller in his or her capacity as such, certifying and representing and warranting to Buyer the amount of Indebtedness of the Company and the Subsidiaries as of immediately prior to the Closing (but calculated to include any amounts that only become payable if the Closing occurs) and the Seller Transaction Expenses as of immediately prior to the Closing (but calculated to include any amounts that only become payable if the Closing occurs);

(ix)    all share transfer books, minute books and other corporate records of the Company and each Subsidiary not already located on the Real Property;

(x)    payment instructions for the Estimated Seller Transaction Expenses (the “Payment Instructions”);

(xi)    a properly completed IRS Form W-9 from Seller;

(xii)    an affidavit from Seller, as provided in Section 1445(b)(2) of the Code, stating under penalties of perjury that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(xiii)    an estoppel certificate executed by the lessor under the Real Property Lease for the Seven Hills Leased Real Property in the form attached hereto as Exhibit D to satisfy the Title Company’s requirements therefor in Schedule B-Section 1 of the Seven Hills Title Commitment;

(xiv)    an owner’s affidavit from Seller in the form attached hereto as Exhibit E, for the Owned Real Property and the Seven Hills Leased Real Property as required by the Title Commitments;

(xv)    a non-imputation affidavit from Seller in the form attached hereto as Exhibit F for the Owned Real Property and the Seven Hills Leased Real Property as required by the Title Commitments;

(xvi)    evidence that the actions described in Section 5.4 have been taken;

(xvii)    evidence that the actions described in Section 5.6(b) have been taken; and

(xviii)    evidence that the Confidentiality Agreement has been terminated by Brentwood Associates.

(c)    At the Closing, Buyer shall deliver or cause to be delivered:

(i)    to Seller, by wire transfer of immediately available funds in accordance with the wire instructions and other directions set forth on Schedule 2.3(c)(i), an amount equal to the Closing Payment less the Adjustment Escrow Deposit Amount less the Indemnity Escrow Deposit Amount;

(ii)    to the Escrow Agent, by wire transfer of immediately available funds, to the accounts designated in writing by the Escrow Agent prior to the Closing, the Adjustment Escrow Deposit Amount and the Indemnity Escrow Deposit Amount;

(iii)    on behalf of Seller and the Company, as applicable, the Estimated Seller Transaction Expenses, by wire transfer of immediately available funds to the Persons or bank accounts and in the amounts specified in the Payment Instructions;

(iv)    to each lender identified on a Debt Payoff Letter, the amount of Estimated Closing Indebtedness Amount that is reflected in such Debt Payoff Letter (to avoid doubt, any Estimated Closing Indebtedness Amount not reflected in any Debt Payoff Letter has reduced, dollar for dollar, the Closing Payment, with the amount of such reduction being retained by Parent);

(v)    to Seller, evidence that Buyer has delivered to its insurance broker, for release to the insurer under the R&W Insurance Policy as of the Closing, an instruction to bind the R&W Insurance Policy; and

(vi)    to Seller, the Escrow Agreement, duly executed by Buyer.

2.4    Settlement of Cash at the Closing.    The Parties agree and acknowledge that, prior to the Closing, the Company has caused Cash of the Company and the Subsidiaries (other than Cash that is held by or for the account of the Company or any Subsidiary in a bank or bank account outside of the United States or by or for the account of any Subsidiary or branch operation organized under the Laws of any jurisdiction outside of the United States) to be distributed to Seller as a dividend or otherwise used to pay off the Indebtedness of the Company and the Subsidiaries in an attempt to minimize the amount of Cash held by or for the account of the Company and the Subsidiaries immediately prior to the Closing.

2.5    Adjustment to Purchase Price.

(a)    Seller has delivered or caused to be delivered to Buyer a statement (the “Estimated Closing Statement”) setting forth Seller’s reasonable good faith estimate of (i) a consolidated balance sheet of the Company and the Subsidiaries as of the Calculation Time (the “Estimated Closing Balance Sheet”), (ii) a calculation of the Net Working Capital of the Company and the Subsidiaries as of the Calculation Time (the “Estimated Closing Net Working Capital”), (iii) a calculation of the Cash of the Company and the Subsidiaries as of immediately prior to the Closing (the “Estimated Closing Cash Balance”), (iv) a calculation of the Indebtedness of the Company and the Subsidiaries as of immediately prior to the Closing (but calculated to include any amounts that only become payable if the Closing occurs) (the “Estimated Closing Indebtedness Amount”) and (v) a calculation of the Seller Transaction Expenses as of immediately prior to the Closing (but calculated to include any amounts that only become payable if the Closing occurs) (the “Estimated Seller Transaction Expenses”). The Estimated Closing Statement has been prepared in accordance with the Accounting Principles as interpreted, in good faith, by Seller. It is understood that Buyer has not and does not waive any rights to take a contrary position to that reflected in the Estimated Closing Statement in connection with the preparation of the Closing Statement or any calculation set forth therein, or for any other purpose under this Agreement or otherwise.

(b)    Within sixty (60) calendar days after the Closing, Buyer shall prepare and deliver to Seller (i) a consolidated balance sheet of the Company and the Subsidiaries as of the Calculation Time (the “Closing Balance Sheet”), (ii) a calculation of the Net Working Capital of the Company and the Subsidiaries as of the Calculation Time (the “Closing Net Working Capital”), (iii) a calculation of the Cash of the Company and the Subsidiaries as of as of immediately prior to the Closing (the “Closing Cash Balance”), (iv) a calculation of the Indebtedness of the Company and the Subsidiaries as of immediately prior to the Closing (but calculated to include any amounts that only become payable if the Closing occurs) (the “Closing Indebtedness Amount”), and (v) a calculation of the Seller Transaction Expenses as of immediately prior to the Closing (but calculated to include any amounts that only become payable if the Closing occurs) (the “Closing Seller Transaction Expenses”, and the items set forth in clauses (i) through (v), collectively, the “Closing Statement”). The Closing Statement shall be prepared in accordance with the Accounting Principles and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments. After delivery of the Closing Statement, Buyer shall (and shall cause the Company and the Subsidiaries to) permit Seller and its accountants reasonable access to the records, work papers, and computations used by Buyer in the preparation of the Closing Statement.

(c)    The post‑Closing adjustment to the Purchase Price as set forth in this Section 2.5 is not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation in place of the Accounting Principles; it being the intent of the Parties that the Closing Net Working Capital be calculated consistently with the Net Working Capital Target in order to allow a meaningful comparison of the Closing Net Working Capital to the Net Working Capital Target.

(d)    If Seller disputes any amounts reflected on the Closing Statement as delivered by Buyer, Seller shall so notify Buyer in writing (a “Notice of Dispute”) not more than sixty (60) calendar days after the date Seller receives the Closing Statement, specifying in reasonable detail all points of disagreement (any such disagreement hereinafter, a “Disagreement”). If Seller fails to deliver a Notice of Dispute within such sixty-day period, Seller shall be deemed to have accepted the Closing Statement (and all amounts and calculations set forth thereon) and the Closing Statement as originally delivered by Buyer (and all such amounts and calculations) shall be final, binding, and non-appealable by the Parties. If a Notice of Dispute is timely delivered, Seller and Buyer shall negotiate in good faith to resolve any Disagreement (as evidenced by a written agreement between them). If the Disagreement is not resolved by Buyer and Seller in writing within thirty (30) calendar days after Buyer receives the Notice of Dispute, they shall refer the Disagreement to Alvarez & Marsal, or, if Alvarez & Marsal is unable or unwilling to serve, an independent nationally recognized accounting firm that is mutually agreed to by Buyer and Seller in writing (the “Accountant”) for resolution of such Disagreement in accordance with the terms of this Agreement. Buyer and Seller shall instruct the Accountant that the determinations of such firm with respect to any Disagreement shall be rendered within fifteen (15) calendar days after the referral of the Disagreement or as soon thereafter as reasonably possible. The scope of the disputes to be resolved by the Accountant shall be limited to whether the unresolved items in dispute that were included in the Notice of Dispute were prepared in accordance with this Agreement, including the Accounting Principles, and the engagement agreement with the Accountant shall instruct the Accountant to determine, on such basis, whether and to what extent the Closing Statement requires adjustment. The engagement agreement with the Accountant shall provide that the Accountant’s decision shall be based solely on written submissions and presentations by Seller and Buyer and their respective representatives and not by independent review. The engagement agreement with the Accountant shall provide that the Accountant shall address only those items in dispute and may not assign a value greater than the greatest value claimed for such item by either Party or smaller than the smallest value for such item claimed by either Party. The determination of the Accountant pursuant to this Section 2.5(c) shall be final and binding on the Parties. The fees, costs, and expenses of the Accountant shall be allocated between Seller, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Accountant that is unsuccessfully disputed by each such Party (as finally determined by the Accountant) bears to the total amount of disputed items so submitted; provided, that such fees, costs, and expenses shall not include, so long as a Party complies with the procedures of this Section 2.5, the other Party’s outside counsel or accounting fees. The Closing Balance Sheet, Closing Net Working Capital, Closing Cash Balance, and Closing Indebtedness Amount, each as set forth on the Closing Statement as finally determined in accordance with the terms of this Section 2.5(d), shall be referred to as the “Final Closing Balance Sheet,” “Final Net Working Capital,” the “Final Cash Balance”, the “Final Indebtedness Amount” and the “Final Seller Transaction Expense Amount”, respectively.

(e)    Adjustment Amount

(i)    The “Net Working Capital Adjustment Amount” means (A) if the Final Net Working Capital less the Estimated Closing Net Working Capital is equal to a negative number, an amount equal to the sum of such difference (expressed as a negative number)) plus Eight Hundred Fifty Thousand Dollars ($850,000) (up to a maximum of zero (0)); or (B) if the Final Net Working Capital less the Estimated Closing Net Working Capital is equal to a positive number or zero (0), an amount equal to zero (0).

(ii)    The “Indebtedness Adjustment Amount”, which may be positive or negative, means the Estimated Closing Indebtedness Amount less the Final Indebtedness Amount.
(iii)    The “Cash Adjustment Amount” means (A) if the Final Cash Balance less the Estimated Closing Cash Balance is equal to a negative number, an amount equal to such difference (expressed as a negative number) or (B) if the Final Cash Balance less the Estimated Closing Cash Balance is equal to a positive number or zero (0), an amount equal to zero (0).

(iv)    The “Seller Transaction Expense Adjustment Amount”, which may be positive or negative, means the Estimated Seller Transaction Expenses less the Final Seller Transaction Expense Amount.

(v)    The “Final Adjustment Amount”, which may be positive or negative, means the sum of the Net Working Capital Adjustment Amount plus the Indebtedness Adjustment Amount plus the Cash Adjustment Amount plus the Seller Transaction Expense Adjustment Amount.

(f)    If the Final Adjustment Amount is a positive number, Seller shall be entitled to receive from Buyer an amount in cash equal to the Final Adjustment Amount. If the Final Adjustment Amount is a negative number, Buyer shall be entitled to receive from Seller an amount in cash equal to the absolute value of the Final Adjustment Amount.

(g)    If no payment is to be paid pursuant to Section 2.5(f) or if Seller is entitled to receive payment pursuant to Section 2.5(f), (i) Buyer shall, not more than five (5) Business Days after determination of the Final Adjustment Amount, make payment of the absolute value of the Final Adjustment Amount by wire transfer in immediately available funds to, or as directed by, Seller and (ii) Buyer and Seller shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay, by wire transfer in immediately available funds not more than five (5) Business Days after determination of the Final Adjustment Amount, the entire amount of the Adjustment Escrow Funds to, or as directed by, Seller.

(h)    If Buyer is entitled to receive payment pursuant to Section 2.5(f), Buyer and Seller shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay, not more than five (5) Business Days after determination of the Final Adjustment Amount, to Buyer, by wire transfer in immediately available funds, the Final Adjustment Amount from the Adjustment Escrow Funds. In the event that such Final Adjustment Amount is less than the

Adjustment Escrow Funds (such remaining amount of the Adjustment Escrow Funds after payment of the Final Adjustment Amount, the “Remaining Adjustment Escrow Funds”), Buyer and Seller shall simultaneously with delivery of the instructions in the immediately foregoing sentence, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay, by wire transfer in immediately available funds, the Remaining Adjustment Escrow Funds from the Adjustment Escrow Account to, or as directed by, Seller. In the event that such Final Adjustment Amount is greater than the Adjustment Escrow Funds, Buyer and Seller shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to disburse from the Indemnity Escrow Amount by wire transfer of immediately available funds to Buyer the amount by which such Final Adjustment Amount exceeds the Adjustment Escrow Funds (up to the amount in the Indemnity Escrow Funds).

2.6    Escrow

(a)    At the Closing, as provided in Section 2.3(c) hereof, Buyer shall deliver, by wire transfer of immediately available funds, (i) an aggregate amount equal to the Adjustment Escrow Deposit Amount to the Escrow Agent for deposit into a separate escrow account (the “Adjustment Escrow Account”) and (ii) an aggregate amount equal to the Indemnity Escrow Deposit Amount to the Escrow Agent for deposit into a separate escrow account (the “Indemnity Escrow Account”), in each case, established pursuant to the terms of the Escrow Agreement. The Adjustment Escrow Funds shall be maintained separately in the Adjustment Escrow Account. The Indemnity Escrow Funds shall be maintained separately in the Indemnity Escrow Account. Buyer and the Seller shall each be responsible for one half (1/2) of the fees and expenses of the Escrow Agent. Subject to the limitations set forth in this Agreement, nothing in this Section 2.6 shall be construed as limiting claims by a Buyer Indemnified Person for satisfaction of any indemnification or other claims pursuant to Section 8.2 or otherwise, to the amount then held in escrow.

(b)    Seller, the Company, and Buyer agree for all Tax purposes that: (i) the right of Seller to the Adjustment Escrow Amount and the Indemnity Escrow Amount shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provisions of state, local or non-U.S. Law, as appropriate; (ii) interest may be imputed on such amount, as required by Section 483 or 1274 of the Code; (iii) Buyer shall be treated as the owner of the Adjustment Escrow Amount and the Indemnity Escrow Amount and all interest and earnings earned from the investment and reinvestment of the Adjustment Escrow Amount and the Indemnity Escrow Amount, or portion thereof, shall be allocable to Buyer pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation 1.468B-8; and (iv) in no event shall the total amount of the Adjustment Escrow Amount or the Indemnity Escrow Amount paid to Seller under this Agreement exceed an amount designated by the Parties prior to Closing.

(c)    On the third (3rd) Business Day after the twelve (12)-month anniversary of the Closing Date, Buyer and Seller shall cause the Escrow Agent (in accordance with the terms of the Escrow Agreement) to pay (by wire transfer of immediately available funds) to such account(s) designated by Seller, the amount of any remaining Indemnity Escrow Funds that are not claimed by Buyer, on or prior to the twelve (12)-month anniversary of the Closing Date, to be owed to a Buyer Indemnified Person, together with any interest earned on any such amount, for distribution to Seller, all as may be provided in and pursuant to the terms of the Escrow Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof and each of which shall survive the Closing and the transactions contemplated hereby to the extent set forth herein.
3.1.    Corporate Existence and Power.

(a)    Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of Delaware. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of Delaware. Each Subsidiary is a corporation or other legal entity or presence duly organized, validly existing and in good standing (or local equivalent) under the Laws of the jurisdiction of its organization. Seller has delivered to Buyer true, complete, and correct copies of the Organizational Documents, as currently in effect, of each of Seller, the Company and the Subsidiaries.

(b)    Each of Seller, the Company and the Subsidiaries has all requisite corporate, limited liability or other similar power and authority necessary to own, lease, and use its assets and to carry on its business as now conducted, and holds all authorizations, franchises, licenses, permits and approvals required therefor, all of which are valid and in full force and effect. Each of Seller, the Company and the Subsidiaries is duly licensed and qualified to do business as a foreign entity and is in good standing in the jurisdictions listed on Disclosure Schedule 3.1(b). The Company and each of the Subsidiaries are not required to be registered, licensed or qualified to do business in any other jurisdiction except where the failure to be so registered, licensed or qualified would not constitute a Material Adverse Effect.

(c)    Each of Seller and the Company has the full corporate, limited liability or other similar power, authority and capacity to execute and deliver this Agreement and any Related Agreement to which Seller or the Company is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (including all corporate, limited liability company, stockholder or member action) on the part of Seller and the Company.

3.2.    Valid and Enforceable Agreement; Non-contravention.

(a)    This Agreement has been duly executed and delivered by each of Seller and the Company and, assuming the due execution and delivery by Buyer, constitutes a legal, valid and binding obligation of each of Seller and the Company, enforceable against each of Seller and the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity. The Related

Agreement to which Seller, the Company or any Subsidiary is or will be a party have been or will be duly executed and delivered by Seller and the Company, as applicable, and assuming the due authorization, execution, and delivery by the other parties thereto, such Related Agreement shall constitute or, when executed will constitute, a legal, valid, and binding obligation of each of Seller, the Company and any Subsidiary, enforceable in accordance with their terms, except that such enforcement may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (B) general principles of equity. None of the execution and delivery of this Agreement or the Related Agreement by Seller, the Company or any Subsidiary, the performance by Seller, the Company or any Subsidiary of its respective obligations hereunder and thereunder, or the consummation by Seller, the Company or any Subsidiary of the transactions contemplated hereby and thereby will violate, conflict with, or result in any breach of any provision of the Organizational Documents of Seller, the Company, or any Subsidiary.

(b)    Except for the Required Government Approvals (which have been obtained prior to the date hereof) and as set forth on Disclosure Schedule 3.2(b), neither Seller, the Company, nor any Subsidiary is a party to, subject to or bound by any Contract, Law, or Order that does or would (i) conflict with or be breached or violated by, or become subject to a right of acceleration, amendment, cancellation, termination, or payment (whether or not with notice or lapse of time or both) thereunder, by the execution, delivery, or performance by Seller, the Company or any Subsidiary of this Agreement or of any Related Agreement to which Seller, the Company or any Subsidiary is a party, or (ii) materially adversely affect the carrying out of the transactions contemplated hereby or thereby. Except for the Required Government Approvals (which have been obtained prior to the date hereof) and as set forth on Disclosure Schedule 3.2(b), no permit, consent, notice, waiver, approval or authorization of, or declaration to or filing or registration with, any Government or third party is required in connection with the execution, delivery, or performance of this Agreement or any of the Related Agreement by Seller, the Company or any Subsidiary or the consummation by Seller, the Company or any Subsidiary of the transactions contemplated hereby or thereby. The execution of this Agreement and the Related Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the creation of any Lien against the Shares, or against Seller, the Company, any Subsidiary or any of their properties or assets.

3.3.    Capitalization and Ownership. The authorized capital stock of the Company consists solely of 1,000 shares of common stock, par value $0.01 per share, of which only the Shares are issued and outstanding. Seller is the sole owner, whether of record or beneficially, of the Shares, free and clear of all Liens, and the Shares constitute the only issued and outstanding capital stock of the Company. There are no shareholder agreements, buy-sell agreements, voting trusts, or other agreements or understandings to which Seller or the Company is a party or to which it is bound relating to any Shares, all such agreements previously in effect having been terminated on or prior to the date hereof. All of the Shares were duly authorized and validly issued and are fully paid and non-assessable and without restriction on the right of transfer thereof. Except for Buyer’s rights pursuant to this Agreement, (i) there are no issued and outstanding (A) securities of the Company other than the Shares, (B) warrants, options, preemptive rights, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, or other rights, Contracts or commitments (contingent or otherwise) with respect to any securities of the Company, or (C) stock appreciation, stock option plans, stock bonus plans, phantom stock, profit participation, or similar rights with respect to the Shares or other securities of the Company, and there is no agreement or arrangement, whether or not yet fully performed, which would result in the creation of any of the foregoing, and (ii) neither Seller nor the Company is subject to or may become subject to any obligation to issue, grant, sell, enter into, deliver, redeem, or otherwise transfer, acquire, or retire the Shares or any other securities of the Company. All of the Shares have been issued in accordance with applicable federal and state securities Laws and were not, when issued, subject to any unwaived preemptive rights. The transactions contemplated by this Agreement are not subject to any preemptive rights.

3.4.    Subsidiaries. Other than the Company, Seller does not directly own, or hold the right to acquire, any Equity Interest of any Person.

(b)    Disclosure Schedule 3.4(b) sets forth, for each of the Subsidiaries, its name, the jurisdiction of its incorporation or organization and the name of each of its officers and directors (or similar positions). Disclosure Schedule 3.4(b) further sets forth (i) the number of authorized Equity Interests of each Subsidiary and (ii) the number of issued and outstanding Equity Interests of each Subsidiary (collectively, the “Subsidiary Interests”), the record and beneficial owners thereof and the number of shares held in treasury or local equivalent. All of the Subsidiary Interests are duly authorized, validly issued, fully paid, and nonassessable, and are owned of record and beneficially by one or more of the Company and any of its Subsidiaries, free and clear of all Liens, in the respective amounts and percentages set forth on Disclosure Schedule 3.4(b).

(c)    There are no outstanding or authorized (i) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights, or other contracts, rights or commitments (contingent or otherwise) pursuant to which any Subsidiary is required or bound, or may become required or bound, to issue, grant, sell, enter into or otherwise cause to become outstanding any of its Equity Interests or any such contract, right or commitment relating to its Equity Interests, (ii) equity appreciation, equity option plans, equity bonus plans, phantom equity, profit participation, or similar rights for Equity Interests with respect to any Subsidiary, and there is no agreement or arrangement, whether or not yet fully performed, which would result in the creation of any of the foregoing, or (iii) voting trusts or other agreements or understandings to which any Subsidiary is a party or by which such Subsidiary is bound with respect to the voting, registration under any securities Law, transfer or other disposition of Equity Interests of Seller, the Company or any Subsidiary. No holder of Indebtedness of the Company or any Subsidiary has any right (x) to convert or exchange such Indebtedness for any Equity Interests of the Company or any Subsidiary or (y) to vote for the election of directors of the Company or any Subsidiary or to vote on any other matter. Except for the Subsidiaries listed on Disclosure Schedule 3.4(b), neither the Company nor any Subsidiary legally or beneficially owns or holds, nor has the Company or any Subsidiary owned or held since January 1, 2011, any direct or indirect Equity Interest in any Person. Neither the Company nor any Subsidiary has the right or obligation (contingent or otherwise) to acquire any direct or indirect equity ownership in, or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

3.5.    Financial Statements.

(a)    Attached as Disclosure Schedule 3.5(a) are true and complete copies of (collectively, the “Financial Statements”): (i) the audited consolidated (A) statements of earnings, cash flows and shareholders’ equity of the Company and the Subsidiaries for the fiscal years ended January 30, 2016, January 31, 2015, and February 1, 2014, and (B) balance sheets of the Company and the Subsidiaries for the fiscal years ended January 30, 2016, January 31, 2015 and February 1, 2014; (ii) the unaudited consolidated (A) statements of earnings, cash flows and shareholders’ equity of the Company and the Subsidiaries for the nine (9)-month period ended October 29, 2016, and (B) balance sheet of the Company and the Subsidiaries for the nine (9)-month period ended October 29, 2016 (the “Interim Balance Sheet”); and (iii) the unaudited consolidated (A) statements of earnings, cash flows and shareholders’ equity of the Company and the Subsidiaries for the seven (7)-month period ended August 27, 2016, and (B) balance sheet of the Company and the Subsidiaries for the seven (7)-month period ended August 27, 2016 (the “August Balance Sheet”).

(b)    The Financial Statements (i) have been prepared from the books and records of the Company and the Subsidiaries, (ii) have been prepared in accordance with GAAP and (ii) fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of the dates referred to for such financial statements, and the consolidated results of their operations and cash flows for the period referred to therein, subject, in the case of the unaudited financial statements, to the lack of footnote disclosure and changes resulting from normal and recurring year-end adjustments.

3.6.    Corporate Records; Internal Controls.

(a)    The books of account and other financial records of the Company and the Subsidiaries are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of the Company and the Subsidiaries contain accurate and complete records of material corporate action taken by the shareholders or equityholders (as appropriate), the board of directors or other governing body, and committees of the board of directors or other governing body of the Company and each Subsidiary.

(b)    None of the directors, managers, officers, agents, or employees of the Company or any Subsidiary, or any of their respective Affiliates acting with, on behalf of, or for the benefit of, the Company or any Subsidiary, has established, maintained or created any fund, asset or liability that has not been recorded in the books and records of the Company or such Subsidiary.

(c)    The Company, together with the Subsidiaries, has established and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements of the Company and the Subsidiaries in conformity with GAAP and to maintain accountability for the Company’s and each Subsidiary’s assets; (iii) access to the Company’s and each Subsidiary’s assets is permitted only in accordance with management’s authorization; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to affect the collection thereof on a current and timely basis.

3.7.    Absence of Certain Changes.

(a)    Since the Balance Sheet Date, (i) except for the sale of the Company as contemplated by this Agreement and the other transactions contemplated by this Agreement, the Company and the Subsidiaries have operated in the Ordinary Course and (ii) there has not been or occurred any Material Adverse Effect.

(b)    Since the date of the August Balance Sheet, except as set forth in Disclosure Schedule 3.7(b), neither the Company nor any Subsidiary has taken or done any of the following actions, nor has Seller taken any of the following actions with respect to the Company or any Subsidiary:

(i)    amended or otherwise modified its Organizational Documents;

(ii)    redeemed, acquired, purchased, issued, granted any option, warrant, or other right to subscribe, sell, pledge, dispose of or encumber, or authorized the redemption, acquisition, purchase, issuance, grant of any option, warrant, or other right to subscribe, sale, pledge, disposition or encumbrance of, any securities of the Company or any Subsidiary, or effected a split, modification or reclassification of any securities of the Company or any Subsidiary;

(iii)    sold, assigned, pledged, leased, disposed of, transferred, or encumbered any of its assets, except for the sale of inventory in the Ordinary Course;

(iv)    declared, set aside or paid any dividend, or made any other distribution (whether actual, constructive, or deemed) with respect to, any securities of the Company or any Subsidiary, other than cash dividends by the Company that are paid in full prior to the Closing;

(v)    increased or committed to increase the compensation, benefits, or other remuneration to or for the benefit of any employee, shareholder, equityholder, director, officer, or agent of the Company or any Subsidiary, including any benefits granted under any Plan with or for the benefit of any such employee, shareholder, equityholder, director, officer, or agent, except in the Ordinary Course;

(vi)    terminated the employment of any director, manager, officer or employee, except in the Ordinary Course or for cause as reasonably determined by the Company or applicable Subsidiary;

(vii)    created, incurred, assumed, or guaranteed, or agreed to create, incur, assume, or guarantee, any Indebtedness (not including, for the avoidance of doubt, the creation of accounts payable in the Ordinary Course or draws upon existing revolving credit facilities) contingent or otherwise, by or on behalf of the Company or any

Subsidiary (it being understood that the foregoing is not intended to describe obligations of the Company or any Subsidiary under Contracts to sell products to others, subject to the other provisions of this Section 3.7(b));

(viii)    entered into, terminated, or, except in the Ordinary Course and reflected in a written amendment made available to Buyer prior to the date hereof, amended any Material Contract or any Contract of the type required to be listed or described on Disclosure Schedule 3.17(a) except to the extent required by applicable Law;

(ix)    acquired, or committed to acquire, any material assets, whether through capital expenditures or otherwise, other than in the Ordinary Course;

(x)    abandoned, assigned, permitted to lapse, cancelled, sold, transferred, or granted a license of any Company Intellectual Property (other than any licenses granted in the Ordinary Course);

(xi)    created, granted, or assumed any Lien with respect to Shares or any Lien (other than a Permitted Lien) with respect to the Property;

(xii)    taken any action to change any method of accounting or accounting policies of the Company or any Subsidiary (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable, and collection of accounts receivable), other than as required by a change in GAAP occurring after the date hereof;

(xiii)    created any accounts payable or other trade obligations except in the Ordinary Course and in accordance with past practice;

(xiv)    changed, accelerated, or delayed (including, without limitation, by the offering of unusual discounts, payment terms, or economic incentives) the collection of accounts receivable of the Company or any Subsidiary in advance of or beyond the dates when the same would have been collected in the Ordinary Course or otherwise taken any actions which would reduce the level of accounts receivable as of the Closing Date or caused or allowed any material changes in the levels of inventory of the Company or any Subsidiary, or accelerated or delayed the shipment of any products of the Company or any Subsidiary in advance of or beyond the dates when the same would have been shipped in the Ordinary Course;

(xv)    revalued any of the Assets, including writing-off accounts receivable other than as required by GAAP;

(xvi)    made any loan or advance to, assumed, guaranteed, or endorsed the obligations of any third party, indemnified any third party, issued any support guarantees, or otherwise became responsible for the obligations of any third party (other than indemnification obligations made in the Ordinary Course pursuant to purchase orders or otherwise);

(xvii)    acquired or invested in, or agreed to acquire or invest in (by merger, exchange, consolidation, purchase, or otherwise), any corporation or partnership or interest in any business organization or entity;

(xviii)    waived any material claims or rights;

(xix)    paid, discharged, or satisfied any claims, liabilities or obligations (absolute, accrued, asserted, or unasserted, contingent or otherwise), other than in the Ordinary Course;

(xx)    commenced any material Action(s);

(xxi)    waived, released, assigned, settled or compromised any Action(s) that (A) involves more than $50,000 in the aggregate, (B) provides for any non-monetary relief that would affect the operation of the Company or any Subsidiary (whether before or following Closing), or (C) relates to the transactions contemplated by this Agreement;

(xxii)    adopted or proposed a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization;

(xxiii)    entered into any new line of business;

(xxiv)    except in the Ordinary Course, made or changed any Tax election, changed any annual tax accounting period, adopted or changed any method of tax accounting, filed any amended Tax Returns or claims for Tax refunds, entered into any closing agreement, settlement agreement or compromise, surrendered any Tax claim, audit or assessment, surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment or, to Seller’s Knowledge, taken any other action that had the effect of materially reducing the benefit of any net operating loss of the Company or any Subsidiary;

(xxv)    except as required under any Plan as it exists as of the date of this Agreement, in the Ordinary Course, as required by Law or for actions that would not result in material Liability to Buyer, the Company or any of its Subsidiaries following the Closing, adopted, entered into, amended, or terminated (or committed to do any of the foregoing) any Plan (or arrangement that would, if in existence as of the date of this Agreement, constitute a Plan); or

(xxvi)    authorized, committed or agreed to take any of the foregoing actions.

3.8.    No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any material Liabilities, other than Liabilities (a) disclosed in, provided for or reserved against in the Interim Balance Sheet; (b) Liabilities incurred in the Ordinary Course since the date of the Interim Balance Sheet; (c) for performance (but not for breach) and payment obligations incurred under arm’s-length Contracts for goods or services; (d) for Estimated Seller Transaction Expenses or Estimated Closing Indebtedness.

3.9.    Taxes. Except as set forth on Disclosure Schedule 3.9:

(a)    The Company and each Subsidiary have filed, or caused to be filed, on a timely basis all Tax Returns required to be filed, and such Tax Returns are true, correct and complete. Without limiting the foregoing, none of the Tax Returns contains any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or non-U.S. Tax Law). Neither the Company nor any Subsidiary has entered into any “listed transactions” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations, and the Company and each Subsidiary have properly disclosed all reportable transactions as required by Section 1.6011-4 of the Treasury Regulations including filing Form 8886 with Tax Returns and with the Office of Tax Shelter Analysis.

(b)    Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return.

(c)    All Taxes due and owing by the Company and each Subsidiary (whether or not reflected on any Tax Return) have been timely and fully paid and there are no reasonable grounds for the assertion or assessment of additional Taxes against the Company, such Subsidiary or their respective assets.

(d)    The Company and each Subsidiary have timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing (including any branch remittance) to any employee, independent contractor, creditor, shareholder, owner or other party, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code (or similar provisions of state, local or non-U.S. Law).

(e)    The reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the interim Financial Statements and on the Balance Sheet, respectively, has been established in accordance with GAAP and is adequate to satisfy the Tax Liability of the Company and the Subsidiaries for all periods prior to Closing.

(f)    There are no Liens for Taxes upon any assets of the Company or any Subsidiary other than Permitted Liens.

(g)    Neither the Company nor any Subsidiary is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement (excluding under any arrangement entered into in the Ordinary Course and not primarily related to Taxes).

(h)    Neither the Company nor any Subsidiary (i) is or ever has been a member of an “affiliated group” within the meaning of Section 1504 of the Code (or similar provision of state, local or non-U.S. Law) or (ii) has any Liability for the Taxes of any Person under Treasury Regulation 1.1502-6 (or similar provision of state, local or non-U.S. Law) as a transferee or successor, by contract or otherwise (excluding under any arrangement entered into in the Ordinary

Course and not primarily related to Taxes). Neither the Company nor any Subsidiary has had any deferred gain or loss from a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or any similar provision under state, local or non-U.S. Law) or an excess loss account within the meaning of Treasury Regulation Section 1.1502-19 (or any similar provision of state, local, or non-U.S. Law).

(i)    Neither the Company nor any Subsidiary is a party to or a partner in any joint venture, partnership or other arrangement or Contract that is treated as a partnership for federal Income Tax purposes.

(j)    No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any Subsidiary in respect of Taxes for which the Company or the Subsidiaries are or may become liable, nor has any deficiency or claim for any such Taxes been proposed, assessed or threatened.

(k)    Neither the Company nor any Subsidiary has received from any Tax authority (including jurisdictions where the Company has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company or any Subsidiary.

(l)    Neither the Company nor any Subsidiary has waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(m)    True, correct and complete copies of all Income Tax Returns (including all Forms 5471), Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company and each Subsidiary for any of the last three years with the IRS (or any other Tax authority) have been delivered to Buyer.

(n)    Neither the Company nor any Subsidiary is a party to any Contract, arrangement or Plan that has resulted or would result in a payment that would not be fully deductible as a result of Section 280G of the Code or any provision of Law similar to either such provision.

(o)    The Company and each Subsidiary are in compliance with all applicable transfer pricing laws and regulations (including Section 482 of the Code and its corresponding Treasury Regulations and any corresponding provision of non-U.S. Law), including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each Subsidiary.

(p)    Neither the Company nor Seller is a “foreign person” within the meaning of Sections 1445 and 7701 of the Code. Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q)    The Company and each Subsidiary have (i) filed or caused to be filed with the appropriate Government authority all unclaimed property reports required to be filed and has remitted to the appropriate Government authority all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient.

(r)    Neither the Company nor any Subsidiary has (or has ever had) any (i) place of management, (ii) branch, (iii) office (or any other place of business), (iv) operations of employees, (v) agent with binding authority or (vi) other activities, in each case that gives rise to a permanent establishment or taxable presence in any country other than the country where the Company or such Subsidiary was organized.

(s)    Within the past two (2) years, the Company has never constituted a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(t)    Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income from any Taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting for a Pre-Closing Tax Period, (ii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (v) any election under Section 108(i) of the Code. Buyer will not have any inclusion after the Closing pursuant to Section 951 of the Code with respect to income earned prior to Closing, and none of the Subsidiaries holds an investment in U.S. property as defined for purposes of Section 956 of the Code. Each Subsidiary that is not formed under the laws of the United States, or one of the 50 states or the District of Columbia, has been since its inception an association taxable as a corporation for U.S. federal Income Tax purposes.

(u)    Neither the Company nor any Subsidiary is, or is required to be, registered as a taxable person for purpose of value added Taxes or any similar indirect Tax. The Company and each Subsidiary has timely collected and properly maintained all resale certificates and other documentation required for any exemption from the collection of any applicable sales or use or similar Taxes.

3.10.    Accounts Receivable; Inventory.

(a)    Set forth on Disclosure Schedule 3.10(a) is a true and complete list of all accounts receivable of the Company and the Subsidiaries as of December 7, 2016 (together with any other accounts receivable of the Company and the Subsidiaries arising during the period from the date of such disclosure to the Closing Date, the “Accounts Receivable”). Each Account Receivable (i) existing as of the date of a Financial Statement is properly included in the applicable Financial Statement in accordance with GAAP and is valued for purposes of the Financial Statements in accordance with GAAP; (ii) represents actual amounts incurred by the applicable account debtor; (iii) represents a sale made in the Ordinary Course and which arose pursuant to an enforceable written contract for a bona fide sale of goods or services performed, and the Company and the Subsidiaries have performed all of the obligations to produce and deliver the goods or perform the services to which such Account Receivable relates; and (iv) is current and collectible except to the extent of reserves for uncollectible accounts applied in accordance with GAAP. No agreement for deduction, free goods, discount, or other deferred price or quantity adjustment has been made with respect to any Account Receivable. Except for the allowance for doubtful accounts and other customary industry allowances (including returns, discounts and other customary industry allowances) on the Balance Sheet, no Account Receivable is subject to any counterclaim, set-off, defense, security interest, claim, or other encumbrance. Neither the Company nor any Subsidiary has collected, or accelerated the collection of, any Accounts Receivable in a manner that is inconsistent with the operation of the business of the Company and the Subsidiaries in the Ordinary Course.

(b)    All inventories held by the Company and the Subsidiaries at any location are valued on the Financial Statements at the lower of cost (cost being determined by the first-in, first-out (FIFO) method) or market (market being determined in accordance with GAAP). Such inventories consist of a quantity and quality usable and historically salable in the Ordinary Course, and are not physically damaged, previously used, Obsolete, discontinued or Excess Inventory. “Excess Inventory” inventory shall mean the amount of inventory on hand or on order, with a balance in excess of expected usage. “Obsolete” inventory shall mean inventory on hand and on order that has no forecasted or probable usage. Obsolete inventory may include a residual value, defined as inventory with a very small or negligible recovery value.

3.11.    Compliance with Law; Permits.

(a)    Except as set forth on Disclosure Schedule 3.11(a), the Company and the Subsidiaries are currently and have been at all times in the past three (3) years in compliance in all material respects with all applicable Laws and Orders, including those applicable to the Company, the Subsidiaries, or any of their respective business and operations, and neither the Company nor any Subsidiary has received any notice in the past three (3) years from any Government regarding any actual or alleged violation or breach of such Laws or Orders.

(b)    The Company and the Subsidiaries hold, and at all times in the past three (3) years have held, all material permits, licenses, registrations, certificates, franchises, and authorizations (collectively, “Permits”) necessary for the conduct of their business during the relevant time period, and each such Permit is valid, subsisting, and in full force and effect. Neither the execution of this Agreement nor the Closing constitutes or will constitute or result in a default under or violation of any such Permit. The Company and each Subsidiary has been and are in compliance with all Permits held by it, and there are no outstanding violations of any, defaults under, or failures to comply with, such Permits, and neither the Company nor any Subsidiary has received any notice asserting any such violation, default or failure to comply. There are no Actions pending or, to Seller’s Knowledge, threatened, anticipated, or contemplated, that seek or could result in the suspension, revocation, failure to renew or modification of any Permit held by the Company or any Subsidiary.

3.12.    Litigation. Except as set forth on Disclosure Schedule 3.12:

(a)    there is no, and in the past three (3) years, there has not been any Action pending or, to Seller’s Knowledge, threatened, anticipated or contemplated (i) against the Company or any Subsidiary, (ii) against the Company’s or any Subsidiary’s business, properties or assets, (iii) against the Company’s or any Subsidiary’s present or former shareholders, equityholders, directors, managers, officers, agents, or other personnel in their capacity as such, or (iv) that, as of the date hereof, challenge the validity or propriety of the transactions contemplated by this Agreement or any Related Agreement, and, to Seller’s Knowledge, no facts or circumstances exist which may give rise to any of the foregoing;

(b)    neither the Company nor any Subsidiary, nor any of their assets or properties, is or in the past three (3) years has been subject to any Order other than Orders of general applicability and, to Seller’s Knowledge, no such Order is threatened that if adversely determined would be reasonably expected to be material to the Company and the Subsidiaries; and

(c)    neither the Company nor any Subsidiary has been subject to or is threatened to be subject to, and there are no grounds for, any Action or Order relating to personal injury, death, or property or economic damage arising from products sold, licensed or leased and services performed by the Company or any Subsidiary.

3.13.    Real Property.

(a)    Set forth on Disclosure Schedule 3.13(a) is a list of the real property owned by the Company or a Subsidiary (the “Owned Real Property”), together with the identity of the owner, the legal description of each parcel of Owned Real Property. Except for Permitted Liens, the Company or a Subsidiary has good and marketable title to the Owned Real Property, free and clear of all options, rights of first refusal, rights to acquire or occupy, licenses, restrictions, leases, covenants, conditions, easements, agreements, encumbrances, claims, and other Liens of every kind. Except as set forth on Disclosure Schedule 3.13(a), no shareholder of the Company or any Subsidiary has any interest in, or any right or obligation to acquire any interest in, the Owned Real Property.

(b)    Set forth on Disclosure Schedule 3.13(b) is a complete and accurate description of each lease, sublease, or license (collectively, the “Real Property Leases”) pursuant to which the Company or any Subsidiary is the lessee, sublessee, or licensee of any real property (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Except as set forth on Disclosure Schedule 3.13(b), the Company has made available to Buyer copies of each Real Property Lease in its possession. Except as set forth on Disclosure Schedule 3.13(b), all material rentals due under each Real Property Lease have been paid and there exists no default by the Company or any Subsidiary or by any other party to such Real Property Lease under the terms of such Real Property Lease and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default by the Company or any Subsidiary or, to Seller’s Knowledge, by any other party to such Real Property Lease, or prevent the Company or any Subsidiary from exercising and obtaining the benefits of any rights or options contained therein. Except as set forth on Disclosure Schedule 3.13(b), the Company or a

Subsidiary, as applicable, has all right, title and interest of the lessee, sublessee, or licensee, as the case may be, under the terms of each Real Property Lease pursuant to which the Company or such Subsidiary is a lessee, sublessee, or licensee, as the case may be, free of all Liens other than Permitted Liens, and all Real Property Leases are valid and in full force and effect, and enforceable against the Company or a Subsidiary, as applicable, and, to Seller’s Knowledge, the other party thereto in accordance with their respective terms.

(c)    Except as set forth on Disclosure Schedule 3.13(c):

(i)    there is no pending or, to Seller’s Knowledge, proposed or threatened, change in any Law, including any code, ordinance, regulation, standard or zoning classification, which would, or may reasonably be expected to have, an adverse and material effect on any Owned Real Property;

(ii)    there are no leases, subleases, licenses, concessions or other agreements of the Company or any Subsidiary, written or oral, granting to any Person or entity the right to use or occupy any portion of the Real Property;

(iii)    there are no rights of first refusal, reversionary rights, purchase options, rights of first offer and the like, recorded or unrecorded, affecting any portion of the Owned Real Property;

(iv)    no Person or entity (other than the Company or a Subsidiary, as applicabl) is in possession of any portion of the Real Property;

(v)    with respect to the Owned Real Property, the Bywater Leased Real Property and the Seven Hills Leased Real Property, neither the current use of the Real Property nor the operations of the Company or any Subsidiary, as applicable, violates any instrument of record, any Permitted Liens, or any agreement of the Company or any Subsidiary;

(vi)    with respect to the Leased Real Property, other than the Bywater Leased Real Property and the Seven Hills Leased Real Property, neither the current use of the Real Property nor the operations of the Company or any Subsidiary, as applicable, violates any agreement of the Company or any Subsidiary;

(vii)    all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving the Real Property are sufficient (including as to access and capacity) to enable the continued operation of the Real Property by the Company or a Subsidiary, as applicable, as currently operated (and the Company or a Subsidiary, as applicable, has paid all initial tap fees, connection fees and the like);

(viii)    all material certificates of occupancy, permits, licenses, approvals and other authorizations required to be held by the Company or a Subsidiary, as applicable, in connection with the present operations of the Company or a Subsidiary, as applicable, on the Real Property have been issued to the Company or a Subsidiary, as applicable, and are as of the date hereof, and will be immediately following the consummation of the transactions contemplated hereby, in full force and effect;

(ix)    the Company’s and any such Subsidiary’s Owned Real Property are in compliance with all applicable Laws in all material respects, including the payment of all Taxes relating to the use, ownership or occupation thereof, all building codes, life safety codes and planning or zoning ordinances, filings and regulations, and such Owned Real Property and its continued use, occupancy, and operation as currently used, occupied, and operated, does not in any material respect constitute a nonconforming use under any applicable building, zoning, subdivision, or other land use or similar Law;

(x)    to Seller’s Knowledge, the Company’s and any such Subsidiary’s Leased Real Property are in compliance with all applicable Laws in all material respects, including the payment of all Taxes relating to the use or occupation thereof, all building codes, life safety codes and planning or zoning ordinances, filings and regulations, to the extent such compliance by the Company or any Subsidiary is required by the applicable Real Property Leases, and, to Seller’s Knowledge, such Leased Real Property’s continued use, occupancy, and operation as currently used, occupied, and operated, does not in any material respect constitute a nonconforming use under any applicable building, zoning, subdivision, or other land use or similar Law;

(xi)    there are no written development agreements or similar agreements with or commitments to Governments, agencies, utilities or quasi-governmental entities with respect to the Owned Real Property, the Bywater Leased Real Property or the Seven Hills Leased Real Property, or any portion thereof, including any agreement which imposes an obligation upon the Company or any Subsidiary to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off such Real Property, or which restricts the Company’s or any Subsidiary’s ability to close any current operations at any portion of such Real Property or requires the Company or any Subsidiary to maintain certain employment levels at any portion of such Real Property;

(xii)    there is no pending rent review in respect of any of the Real Property Leases;

(xiii)    there is no pending, or to Seller’s Knowledge, threatened condemnation proceeding against the Real Property;

(xiv)    except for the Permitted Liens there has been no work or cleanup performed on the Real Property which would entitle a third party to a Lien for reimbursement of its work or cleanup costs and to Seller’s Knowledge, no part of the Real Property is in a condition which would require a cleanup that could result in such a Lien;

(xv)    neither the Company nor any Subsidiary has given any guarantee or indemnity relating to the Real Property;

(xvi)    except for the Permitted Liens neither the Company nor any Subsidiary is party to or subject to any reciprocal easement agreements or covenants, conditions and restrictions agreement or any other development agreement affecting the Real Property under which the Company or any Subsidiary is required to expend significant funds for the development of property on or around the Real Property;

(xvii)    neither the Company nor any Subsidiary is in default, including in default of payment of fees or dues, in connection with any reciprocal easement agreements or covenants, conditions and restrictions agreement or other development agreement to which it is a party as the owner or occupier of the Owned Real Property, the Bywater Leased Real Property or the Seven Hills Leased Real Property;

(xviii)    no new leases or agreements will be required to be entered into following the consummation of the transactions contemplated herein in order for the Company or any Subsidiary to continue its current occupancy and operations in the Real Property; and

(xix)    copies of all documents in the Company’s or any Subsidiary’s possession described as existing or being in effect (other than copies of applicable Laws) with regard to any portion of the Real Property in this Section 3.13(c), with all supplements, amendments and exhibits thereto, have been made available to Buyer by Seller.

3.14.    Personal Property Leases. Set forth on Disclosure Schedule 3.14 is a description of each lease pursuant to which the Company or any Subsidiary is the lessee of any material personal property and the location of such property. Seller has previously made available to Buyer a true, correct and complete copy of each lease identified on Disclosure Schedule 3.14. All rentals due under such leases have been paid and there exists no default by the Company or any Subsidiary or, to Seller’s Knowledge, by any other party to such leases under the terms thereof and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default by the Company or any Subsidiary or by any other party to such leases, or prevent the Company or any Subsidiary from exercising and obtaining the benefits of any rights or options contained therein. The Company or a Subsidiary has all right, title, and interest of the lessee under the terms of each lease pursuant to which the Company or such Subsidiary is the lessee, free of all Liens other than Permitted Liens and all such leases are valid and in full force and effect.

3.15.    Title to Assets; Sufficiency.

(a)    Except as set forth on Disclosure Schedule 3.15(a), the Company or a Subsidiary has good and marketable title to and is the sole and exclusive owner of all right title and interest in and to (i) all of the assets reflected as being owned by the Company or the Subsidiaries on the Financial Statements as of the Balance Sheet Date (except for those disposed of in the Ordinary Course since such date), and (ii) all other real, personal, and other property, tangible and intangible, owned by the Company or the Subsidiaries or used by the Company or the Subsidiaries, other than (x) any property or assets leased to the Company or the Subsidiaries or (y)

Intellectual Property licensed to the Company or the Subsidiaries (collectively, the “Assets” and, together with (1) any property or assets leased to the Company or the Subsidiaries pursuant to the leases set forth on Disclosure Schedule 3.13(b) or Disclosure Schedule 3.14 and (2) Intellectual Property licensed to the Company or the Subsidiaries, the “Property”).

(b)    The Property constitutes all property and property rights now used in or necessary for the conduct of the Business as currently conducted. There exists no condition, restriction or reservation affecting the title to or utility of such Property which would prevent the Company, the Subsidiaries, or Buyer from utilizing such Property after the Closing to the same full extent that the Company and the Subsidiaries might continue to do so if the transactions contemplated hereby did not take place. No tangible Property is in the possession of others, and neither the Company nor any Subsidiary holds any Property on consignment. Upon the Closing, the Company and each Subsidiary shall continue to be vested with good title to, or a valid leasehold interest or license right interest in, its Property.

(c)    All of the tangible Property, whether owned or leased, has been maintained in accordance with normal industry practice, is in good operating condition and good repair (subject to ordinary and normal wear and tear), and is free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations.

3.16.    Environmental Matters. Except as set forth on Disclosure Schedule 3.16:

(a)    The Company and the Subsidiaries have in the last five (5) years complied with all applicable Environmental Laws. All Real Property complies with, and has at all times during such ownership, lease, operation or use thereof by the Company or any Subsidiary, complied with, all applicable Environmental Laws. Neither the Company nor any Subsidiary has any unresolved Environmental Claim, nor has the Company or any Subsidiary received notice of any potential Environmental Claim.

(b)    The Company and each Subsidiary has properly obtained and is in compliance with all Environmental Permits, and has properly made all material filings with and submissions to any Government or other authority required by any applicable Environmental Law. No deficiencies have been asserted in writing by any such Government or authority with respect to such items.

(c)    None of the Company nor any Subsidiary has caused any spill, discharge, emission, disposal, or release in violation of Environmental Law or in a manner that creates material liability under any Environmental Law, beneath, above, or into the Environmental Property or into the environment surrounding the Environmental Property, or on, beneath, above or into any property owned by any other Person, of any (i) pollutants or contaminants, (ii) hazardous, toxic, infectious or radioactive substances, chemicals, materials or wastes (including without limitation those defined, declared, regulated or controlled as hazardous or toxic under any Environmental Law), (iii) petroleum including crude oil or any derivative or fraction thereof, (iv) asbestos fibers, or (v) polychlorinated bi-phenyls, polychlorinated bi-phenyl waste or polychlorinated bi-phenyl related wastes ((i) through (v), collectively, “Hazardous Materials”).

(d)    There are no pending or, to Seller’s Knowledge, threatened, orders, claims, actions, causes of action, investigations, suits, judgments, awards, prosecutions, fines, penalties, assessments, charges, hearings or other proceedings or notices of any kind from any Government or Person against the Real Property or against the Company or any Subsidiary with respect to the Business. None of the Company nor any Subsidiary has received any written notices of any such proceedings, including, without limitation, proceedings which relate to the discharge, deposit, escape or release of any Hazardous Materials into the natural environment in, on, over, under or at the Environmental Property or any violation of any Environmental Laws relating to the Environmental Property. To Seller’s Knowledge, there are no Hazardous Materials or other conditions or circumstances arising from operations, or relating to any Hazardous Material or waste disposal or release, of the Company or any Subsidiary that would reasonably be expected to result, either individually or in the aggregate, in an Environmental Claim.

(e)    To Seller’s Knowledge, there are and have been none of the following by the Company or any Subsidiary: (i) Hazardous Materials stored, generated, manufactured, refined, transported, produced or treated at, upon or from the Environmental Property in violation of Environmental Law during the Company’s ownership or operation thereof, (ii) friable asbestos fibers or materials or polychlorinated biphenyls on, in or beneath the Environmental Property during the Company’s ownership or operation thereof, (iii) underground storage tanks on or beneath the Environmental Property during the Company’s ownership or operation thereof, or (iv) landfills, surface impoundments or disposal areas on or beneath the Environmental Property during the Company’s ownership or operation thereof.

(f)    None of the Company nor any Subsidiary has designed, manufactured, sold, marketed, installed or distributed products or other items containing asbestos and none of such entities is subject to any asbestos Liability.

(g)    None of the Company nor any Subsidiary has assumed the liability of any other Person, or agreed to indemnify any other Person, for claims arising out of the release of Hazardous Materials into the environment or any other claims under Environmental Laws.

(h)    The Company has provided to Buyer true and accurate copies of all material environmental reports and investigations in its possession of the current and previous operations of the Company and the Subsidiaries.

3.17.    Contracts and Commitments.

(a)    Except as set forth on Disclosure Schedule 3.17(a), neither the Company nor any Subsidiary is a party to or otherwise obligated under any of the following (collectively, “Material Contracts”):

(i)    any Contract providing for the sale of products or the provision of services by the Company or any Subsidiary in excess of $100,000 in any year or $200,000 in the aggregate;

(ii)    any Contract providing for an expenditure by the Company or any Subsidiary in excess of $100,000 in any year or $200,000 in the aggregate;

(iii)    any agreement granting to another Person any power of attorney (whether revocable or irrevocable) or the authority to act for or on behalf of the Company or any Subsidiary;

(iv)    any Contract evidencing or relating to Indebtedness (together, in each applicable case, with the outstanding principal balance thereof, accrued but unpaid interest thereon, prepayment penalties associated therewith, and total payoff amount as of the payoff date specified thereon), including any Contract pursuant to which the Company or any Subsidiary has entered into or agreed to enter into any hedging or similar transaction;

(v)    any Contract that is a profit-sharing, option, equity interest purchase, equity-based compensation, deferred compensation, or other plan or material arrangement for the benefit of a current or former director, officer, manager, or employee of the Company or any Subsidiary;

(vi)    any Contract providing for the disposition, merger or similar transaction of any significant portion of the assets or business of the Company or a Subsidiary (other than sales of products in the Ordinary Course) or any agreement providing for the acquisition, merger, or similar transaction by the Company or a Subsidiary of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course);

(vii)    any Contract concerning the operation or establishment of a joint venture, strategic alliance, partnership, or similar arrangement;

(viii)    any sales agency, sales representation, dealer, consultant, distributorship or franchise agreement that by its terms is not terminable by the Company or a Subsidiary without cost or penalty within thirty (30) days;

(ix)    any non-competition, non-solicitation, or exclusive dealing agreement restricting the Company or any Subsidiary or any other Contract which purports to limit or restrict in any respect (A) the ability of the Company or any Subsidiary to solicit customers or employees or (B) the manner in which, or the location in which, all or any portion of the business of the Company or any Subsidiary, or, following the consummation of the transactions consummated by this Agreement, the business and operations of Buyer and its subsidiaries and Affiliates, is or would be conducted;

(x)    any Contract that grants any right of first refusal, right of first offer, right of first negotiation, or similar right with respect to any material asset or business of the Company or any Subsidiary or that limits or purports to limit the ability of the Company or any Subsidiary to own or operate any material asset or business;

(xi)    any Contract, bid, or offer to sell products or to provide services to third parties which (A) to Seller’s Knowledge is at a price which will result in a net loss to the Company or the Subsidiaries, taken as a whole, on the sale of such products or provision of such services, or (B) contains terms or conditions which the Company or a Subsidiary cannot reasonably expect the Company or a Subsidiary to satisfy or fulfill in whole or in part;

(xii)    any Contract that contains a “most favored nation” clause or other term providing preferential pricing or treatment by the Company or any Subsidiary in favor of a third party;

(xiii)    any Contract that requires the purchase of any product or service, or all or any portion of the Company’s or any of the Subsidiaries’ requirements, exclusively from a single party or grants exclusive rights to marketing or distribution;

(xiv)    any Contract pursuant to which the Company or a Subsidiary is the lessee or sublessee of, or holds or operates, any personal property owned or leased by any other Person or entity pursuant to which the Company or a Subsidiary is required to make lease payments in excess of $50,000 per year;

(xv)    any Contract pursuant to which the Company or a Subsidiary is a lessor, sublessor, or lessee of, or permits any third party to operate, any real or personal property owned by the Company or a Subsidiary or an officer, employee, stockholder, or equityholder of the Company or a Subsidiary pursuant to which the applicable lessee or sublessee is required to make lease payments in excess of $50,000 per year;

(xvi)    any Contract with (i) any Affiliate of the Company or any Subsidiary, including Seller, or (ii) any officer, director, employee, stockholder, or equityholder of the Company or any Subsidiaries or any of their Affiliates, including Seller;

(xvii)    any Contract for the employment or engagement of any person on a full-time, part-time, or consulting basis, or for the engagement of any independent contractor, that cannot be terminated on an at-will basis without penalty or liability to the Company or any Subsidiary and that provides for annual payments in excess of $50,000;

(xviii)    any employment agreement with, or any agreement or arrangement that contains any guaranteed compensation, equity commitments, commission, or other production bonuses, severance pay or post-employment liabilities or obligations of the Company or any Subsidiary to any current or former employee of, consultant to, or contractor engaged by the Company or a Subsidiary;

(xix)    any collective bargaining agreement, neutrality agreement, labor or other similar agreement of any kind with a union, works council, labor organization or employee representative group with respect to any of the employees of the Company or any Subsidiary;

(xx)    any Contract with any employee leasing or staffing company by which such employee leasing or staffing company’s employees provide services to the Company or any Subsidiary;

(xxi)    any agreement in which the ultimate contracting party is a Government;

(xxii)    any Contract that is a settlement, conciliation, or similar agreement, the performance of which involves payment by the Company or a Subsidiary after the Closing Date of consideration in excess of $50,000;

(xxiii)    any Contracts by which the Company or a Subsidiary (i)(A) licensed to any Person any Company Intellectual Property or sublicensed to any Person any Intellectual Property owned by another Person, (B) is licensed under any Intellectual Property owned by another Person (such agreement, a “Third Party Intellectual Property License”; provided, however, that Seller shall not be required to list on Disclosure Schedule 3.17(xxiii) any Third Party Intellectual Property License for off the shelf Software licensed on generally available commercial terms for a total cost to the Company or a Subsidiary, including any maintenance and support costs, of less than $50,000 paid to any vendor of such Software), (C) uses, exploits, owns, assigned, or is assigned any right or interest in any Intellectual Property, (D) is restricted in or obligated with respect to, or has restricted or obligated another with respect to, the disclosure, use, development, enforcement, prosecution, maintenance, transfer, licensing, or other exploitation of any Intellectual Property, (E) settled any dispute or released or was released from any claim pertaining to any Intellectual Property, or granted or was the beneficiary of a covenant not to sue or other restrictive covenant or agreement with respect to Intellectual Property, or (F) has other than in the Ordinary Course consistent with statutory provisions governing the sale of goods, given, obtained, or permitted the disclaimer of a warranty, indemnity or hold harmless obligation with respect to any Intellectual Property, or (ii) is obligated or committed, or has obtained an obligation or commitment from any Person, to enter into a Contract pertaining to any of the categories set forth in subpart (i);

(xxiv)    any Contract providing for an expenditure by the Company or a Subsidiary for the purchase, sale, lease, sublease, license, or mortgage of any real property; or

(xxv)    any Contract or commitment involving aggregate expenditures in excess of $100,000 annually which is not cancelable by the Company or a Subsidiary, as applicable, without cost or penalty on sixty (60) days’ notice.

(b)    Prior to the date hereof, Seller has delivered to Buyer correct, complete, and current copies of all Material Contracts and a written description of each Material Contract that is an oral agreement or arrangement, and none of such Material Contracts has been modified or amended in any respect, except as reflected in such disclosure to Buyer.

(c)    Each of the Contracts to which the Company or a Subsidiary is a party or by which the Company or a Subsidiary is otherwise obligated or any of its assets or properties bound is a valid, binding, and enforceable obligation of the Company or such Subsidiary, as applicable, and, to Seller’s Knowledge, the other parties thereto, in accordance with its terms and conditions. Neither the Company nor any Subsidiary has received any notice of any intention by any third party thereto to (i) terminate, (ii) elect not to renew, (iii) change the scope of rights under or materially decrease services or supplies to, or usage of the services or products of the Company or any Subsidiary under, any such Contract. The Company or a Subsidiary, as applicable, has performed all material obligations required to be performed by each Material Contract and is not, and, to Seller’s Knowledge, no other party to any such Contract is, in breach or default under any such Contract. No event has occurred that, with the giving of notice or the lapse of time or both, would constitute such a breach or default by the Company or a Subsidiary or, to Seller’s Knowledge, any third party to such Contract.

3.18    Intellectual Property.

(a)    Disclosure Schedule 3.18(a) contains a true, complete and accurate list of each of the following items of Company Intellectual Property: (i) patents, pending patent applications, Trademarks registrations and pending applications therefor, and material unregistered Trademarks; (ii) copyright registrations and applications therefor; (iii) domain names and registrations thereof; and (iv) Software used in the operation of, or that is otherwise related to, the Company’s or any Subsidiary’s ecommerce platform or that is otherwise material to the operation of the Company’s or any Subsidiary’s business. Disclosure Schedule 3.18(a) accurately summarizes, where applicable, the following for each item required to be listed on Disclosure Schedule 3.18(a): patent, trademark or copyright number, application number, registration number, filing date, date of issuance, applicant, title, mark or name, owner(s), country of origin, and the next maintenance fee and other administrative obligations required to maintain or prosecute such Intellectual Property.

(b)    The Company or a Subsidiary has good, valid, and legal title to, and is the sole and exclusive owner of all right, title, and interest in and to, the Company Intellectual Property, free and clear of all Liens, and is listed in the records of the appropriate registry of a Government as the current owner of each patent, pending patent application, Trademark registration, pending Trademark application, copyright registration, and pending copyright application included in the Company Intellectual Property. The Company and each Subsidiary has the right to use and otherwise exploit, in the manner currently used or exploited by the Company or such Subsidiary, the Company Intellectual Property and all other Intellectual Property used or exploited by the Company or such Subsidiary, and the Company and such Subsidiary shall continue to have such rights after Closing, without infringing, misappropriating, or otherwise violating any Person’s Intellectual Property rights.

(c)    Each item of Company Intellectual Property is valid and enforceable, and there is no pending Action, or written claim or allegation asserting the invalidity or unenforceability of any item of Company Intellectual Property. In no instance have rights in any Company Intellectual Property been dedicated to the public domain.

(d)    The Company Intellectual Property and the Intellectual Property licensed by the Company or a Subsidiary pursuant to Third Party Intellectual Property Licenses includes all Intellectual Property used in or necessary for the operation of the business of the Company and the Subsidiaries (as such business is currently conducted and, in all material respects, as such business is currently proposed to be conducted. There exists no condition, restriction, or reservation affecting the title to, rights in, or utility of the Company Intellectual Property that would prevent the Company or a Subsidiary from enforcing or exploiting its rights with respect to Company Intellectual Property after the Closing to the same full extent that the Company or such Subsidiary might do so if the transactions contemplated by this Agreement did not take place.

(e)    No Company Intellectual Property is or has been subject to any Order that restricts, impairs, or otherwise imposes any obligation with respect to the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing, or other exploitation of the Company Intellectual Property.

(f)    None of (i) the Company or any Subsidiary (including, without limitation, directly, as a contributory infringer, through inducement, or otherwise), (ii) the products or services currently or during the three (3) year period immediately preceding the date of this Agreement offered by, on behalf of or through the Company or a Subsidiary (whether by sale, license, or otherwise), the Trademarks under which such products or services are sold or offered for sale, or the advertising or marketing of such products or services, (iii) the processes or business methods currently or during the three (3) year period immediately preceding the date of this Agreement used by or at the direction of the Company or any Subsidiary, and (iv) the operation of the business of the Company and the Subsidiaries as currently conducted or as conducted during the three (3) year period immediately preceding the date of this Agreement, has infringed, misappropriated, or otherwise violated, nor does, infringe, misappropriate, or otherwise violate, any Intellectual Property of any Person.

(g)    To Seller’s Knowledge there is not and has not in the past three (3) years been any unauthorized use or disclosure, infringement, misappropriation, or other violation of any Company Intellectual Property by any Person. There has been no written claim made or threatened by the Company or any Subsidiary against any Person (and neither the Company nor any Subsidiary has been a party to any Action including such a claim) asserting any unauthorized use or disclosure, infringement, misappropriation, or other violation of any Company Intellectual Property.

(h)    In the past three (3) years there has been no written claim made, or to Seller’s Knowledge, threatened, against the Company or any Subsidiary (and neither the Company nor any Subsidiary has been a party to any Action including such a claim), and neither the Company nor any Subsidiary has received or provided written notice of any such claim or other written communication: (i) asserting the infringement, misappropriation, or other violation of any Intellectual Property; (ii) asserting the invalidity, misuse, or unenforceability of any Company Intellectual Property; (iii) challenging the Company’s or a Subsidiary’s ownership of or rights to use, license, or otherwise exploit any Intellectual Property; (iv) asserting that the Company or a Subsidiary has engaged in unfair competition, false advertising, or other unfair business practices; (v) offering an “invitation to license” as a means to avoid infringement or potential infringement of any Intellectual Property; or (vi) otherwise asserting written claims or allegations affecting or that would, if established, materially affect the ability of the Company or any Subsidiary to make, use, have made, offer to sell, sell, or import any product developed, under development, manufactured, used, sold, offered for sale, or imported in any country, worldwide, or the ability to otherwise conduct its business as such business is conducted and proposed to be conducted. Except as set forth on Disclosure Schedule 3.18(h), no Trademark included in the Company Intellectual Property is now or has been in the past three (3) years involved in any opposition, invalidation, cancellation, or other similar proceeding and, to Seller’s Knowledge, no such action has been threatened in writing. There is no proceeding or action before any court or tribunal related to any Company Intellectual Property other than prosecution proceedings entered into in the Ordinary Course with the applicable issuing or granting Government.

(i)    The Company and each Subsidiary has taken all actions reasonably necessary to maintain and protect the Company Intellectual Property, taking into consideration the nature and materiality of such Company Intellectual Property, including, (i) paying application, examination, registration, issue, renewal, and maintenance fees that have become due, (ii) filing necessary documents and certificates (including statements of use) with the relevant patent, copyright, Trademark, or other authorities, and (iii) exercising reasonable care to protect the Company’s and each Subsidiary’s confidential information and trade secrets and to protect the confidential information and trade secrets of others provided to the Company or any Subsidiary in confidence, including entering into written agreements with (or, with regard to employees, establishing binding policies) all Persons who receive any confidential or trade secret information restricting the disclosure of such information or material to any third party and preventing the improper or unauthorized use of such information or material.

(j)    The Company’s and each Subsidiary’s current and former employees, officers, independent consultants, and contractors that have created any Intellectual Property used or held for use or exploitation by the Company or its Subsidiaries have assigned or are under a legal obligations to assign ownership of such Intellectual Property to the Company or a Subsidiary, or in the case of independent consultants and contractors, have, with respect to any such Intellectual Property that is Company Intellectual Property, assigned ownership of all right, title, and interest in and to such Intellectual Property to the Company or a Subsidiary, or, with respect to any other such Intellectual Property, granted the Company or a Subsidiary a license to use such Intellectual Property. No current employee of the Company or any Subsidiary, or former employee that has created Intellectual Property used or held for use or exportation by the Company or its Subsidiaries and who was employed by the Company or any Subsidiary during the three (3) year period immediately preceding the date of this Agreement, has excluded works, inventions or other Intellectual Property from his or her assignment of inventions or other Intellectual Property pursuant to any such Agreement.

(k)    None of the Company Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any governmental or public entity or authority, university, corporate sponsor, or other third party.

(l)    The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the Company Intellectual Property, or any of the Company’s or any Subsidiary’s right, title, or interest therein or thereto.

(m)    The Software (including Software used in connection with electronic data processing, record keeping, communications, and telecommunications), computer firmware,

computer hardware (whether general purpose or special purpose), networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized, and/or Software systems that are owned by or licensed to the Company or a Subsidiary (collectively, “Information Systems”) are adequate for the operation of the business of the Company and the Subsidiaries as currently conducted and as currently proposed to be conducted as documented in written business plans adopted or approved by the Company’s board and the Company and the Subsidiaries have purchased a sufficient number of license seats for all Software currently used by the Company or any Subsidiary in such operations. With respect to the Information Systems: (i) the Company or a Subsidiary has operational business continuity plans in place that address the possibility of future significant business disruptions, including but not limited to procedures to follow in the event of the loss of key personnel, equipment, and facilities, and has performed commercially reasonable tests of such business continuity plans for effectiveness; (ii) the Company and each Subsidiary has taken steps and implemented procedures to ensure that such Information Systems do not include contaminants, which procedures include the use of antivirus software to protect such Information Systems from becoming infected by viruses and other harmful code; (iii) there has not been any material malfunction that has not been remedied or replaced, or any material unplanned downtime or service interruption; (iv) the Company and each Subsidiary promptly implements security patches or security upgrades for such Information Systems; (v) during the five (5) year period immediately preceding the date of this Agreement, no third party providing services to the Company or any Subsidiary has failed to meet any material service obligation; (vi) the Company and each Subsidiary has taken commercially reasonable steps and implemented commercially reasonable procedures to manage its licenses to all Software that is a component of the Information Systems and to ensure compliance with the terms of such licenses and has fully complied with all vendor-initiated audits of usage of such Software; and (vii) the Company and each Subsidiary has taken commercially reasonable steps and implemented commercially reasonable procedures to mitigate risks that the Information Systems will be used or accessed by persons other than employees, contractors, or other authorized personnel of the Company and the Subsidiaries or other than in a manner in which such personnel are authorized to use or access the Information Systems.

(n)    The Company and each Subsidiary maintains policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all applicable Law. There has been no security breach relating to, violation of any security policy regarding, or unauthorized access or unauthorized use of, any data in the possession, custody, or control of the Company or any Subsidiary that contains the personally identifiable information of natural persons. The use and dissemination of any and all data and information concerning individuals by the Company or any Subsidiary is in compliance with all applicable privacy policies, terms of use, customer agreements, and Law. The consummation of the transactions contemplated hereby will not violate any privacy policy, terms of use, customer agreements, or Law relating to the use, dissemination, or transfer of any such data or information as of the Closing.

3.19    Insurance. Set forth on Disclosure Schedule 3.19 is a list of all insurance policies, bonds, and insurance risk arrangements currently maintained by the Company and the Subsidiaries, including the name of the insurer, policy number, type of insurance, coverage and the annual premiums paid in respect of each such policy (collectively, the “Insurance Policies”). Seller has made available to Buyer correct and complete copies of the Insurance Policies. The Insurance Policies are in full force and effect and the Company and the Subsidiaries are not in default in any material respect, whether as to the payment of premiums or otherwise, under the terms of the Insurance Policies. No notice of cancellation or termination has been received by the Company or any of the Subsidiaries with respect to any such Insurance Policy. There are no claims involving more than $100,000 in any individual circumstance pending or, to Seller’s Knowledge, threatened under any of the Insurance Policies, no such claim has been made under any of the Insurance Policies since the Reference Date, and, to Seller’s Knowledge, the Company and the Subsidiaries have timely provided notice of such claims to their insurers and the insurers have not issued any written reservation of rights with respect to such claims. Such Insurance Policies are sufficient for compliance with (a) all requirements of applicable Law and (b) all Material Contracts to which the Company or any of the Subsidiaries is a party. Neither the Company nor any Subsidiary has been refused or denied any insurance coverage with respect to the Company’s or any Subsidiary’s assets, properties, or operations, and the Company’s and each Subsidiary’s coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance since the Reference Date. Seller has made available to Buyer a true and complete list of all claims that have been made by or on behalf of the Company or any Subsidiary since the Reference Date under any worker compensation, general liability, property, or other Insurance Policy applicable to the Company or the Subsidiaries or any of their assets, properties, or business.

3.20    Employees, Officers, Directors, and Consultants.

(a)    Set forth on Disclosure Schedule 3.20(a) is a true, correct and complete list of each individual who is an employee as of December 7, 2016 (including each employee on leave of absence or layoff status) of, and each individual performing services on an independent contractor basis who receives payments and/or fees in an amount exceeding $50,000 per year engaged by, the Company or any Subsidiary as of the date hereof, together, in each case, with the following for each such person (to the extent permitted by applicable Law): name, job title and/or description, date of hire (or, with respect to independent contractors, engagement), current compensation paid or payable (including but not limited to salary, wages, commissions, and bonus target), any change in compensation that has been communicated to such employee that is not yet effective, part- or full-time status, classification as exempt or non-exempt for wage and hour purposes, accrued and unused vacation days, accrued and unused sick days (if any), if on leave, the expected return date, and if an independent contractor, the terms on which such independent contractor is engaged.

(b)    Disclosure Schedule 3.20(b) lists (i) all current directors of the Company and any Subsidiary and (ii) all current officers (with office held) of the Company and any Subsidiary.

(c)    Except as set forth on Disclosure Schedule 3.20(c), (i) the terms of employment or engagement of all officers and employees of, and individuals performing services on an independent contractor basis for, the Company or the Subsidiaries are such that their employment or engagement may be terminated at will with notice given at any time and without liability for payment of compensation, severance, or contractually agreed upon damages or penalties; (ii) the Company and the Subsidiaries, as applicable, have paid in full to each employee all wages, salaries, commissions, bonuses, and other compensation due to such Person, and there are no severance payments that are or could become payable to any such Person under the terms of any oral or written agreement or commitment or any Law; and (iii) there are no other agreements, contracts, or commitments, oral or written, between the Company or any Subsidiary and any such Person that provide for employment or engagement for a specific duration.

(d)    No officer, director, employee of, or individual performing services on an independent contractor basis for, the Company or any Subsidiary is indebted to the Company or any Subsidiary except for advances for ordinary business expenses on a basis consistent with past practices.

(e)    All payments to agents, employees, independent contractors, and others made by the Company, the Subsidiaries, or Seller in connection with the business of the Company and the Subsidiaries have been in payment of bona fide fees and commissions and not as bribes, kickbacks, or as otherwise illegal payments.

(f)    To Seller’s Knowledge no former or current employee or current or former officer, director, or employee of the Company or any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, non-solicitation, or proprietary rights agreement, between such employee, officer, or director and any other Person that in any way adversely affected, affects, or may affect (i) the performance of his or her duties as an employee, officer, or director of the Company or any Subsidiary, or (ii) the ability of the Company, the Subsidiaries, or Buyer to conduct the Business. Since the Reference Date, neither the Company nor any Subsidiary has received written or, to Seller’s Knowledge, oral notice from any third party that any Person currently or formerly engaged or employed by or affiliated with the Company or any Subsidiary (A) has violated any of the terms or conditions of any employment, non-competition, non-solicitation, or non-disclosure agreement that such Person has entered with any third party, (B) has disclosed or utilized any trade secret or proprietary information or documentation of any third party, or (C) has interfered in the employment relationship between any third party and any of such third party’s present or former employees. Neither the Company nor any Subsidiary is obligated to indemnify any Person for such Person’s breach of any terms or conditions of any employment, non-competition, non-solicitation, or non-disclosure agreement that such Person has entered with any third party.

(g)    No director, officer or other current and active employee of the Company or any Subsidiary has given written or, to Seller’s Knowledge, oral notice to the Company or any Subsidiary that he or she intends to terminate his or her employment with the Company or any Subsidiary.

(h)    No offer of employment or change of the terms of an offer has been made by the Company or any Subsidiary to any Person (other than an hourly employee offered employment in the Ordinary Course) that has not yet been accepted, or which has been accepted but where the employment has not yet started.

(i)    Every employee of the Company and each Subsidiary who requires authorization from a Government to work in such employee’s place of work, as set forth on Disclosure Schedule 3.20(i), has the necessary immigration documentation or other necessary permission. The Company and each Subsidiary is in compliance in all material respects with all Laws regarding immigration and/or employment of non-citizen workers, work authorization, and the use of E-Verify or similar work authorization verification systems. There is no pending or, to Seller’s Knowledge, threatened investigation by any branch or department of the U.S. Immigration and Customs Enforcement, or other federal, state, local or foreign agency charged with administration and enforcement of immigration laws.

(j)    During the past three years, the Company and the Subsidiaries have been in compliance in all material respects with all applicable Laws respecting labor and employment practices, including without limitation Laws regarding wages, hours, overtime, improper deductions from earned wages, minimum wages, maximum hours of work, wage-related notices, wage statements, frequency or method of wage payments, payroll-tax withholdings, work performed on Sundays, meal breaks or any other rest period, vacation, sick time, employment documentation, and other personnel-related recordkeeping, equal employment opportunities, fair employment practices, consultation with employees, plant closings and mass layoffs, changes in operations, sexual harassment, discrimination, retaliation, whistleblowing, unemployment insurance, privacy, workers’ compensation, family and medical leave, and occupational safety and health requirements. During the past three years, each Person performing work for the Company and any Subsidiary under a non-employee classification, including but not limited to independent contractors, consultants, interns, or otherwise, has satisfied the requirements of applicable Law to be so classified at all times when such non-employee classification has been in place. Since the Reference Date, each employee performing work for the Company and any Subsidiary has been classified properly as exempt or non-exempt under applicable Law relating to regular wages and overtime compensation.

(k)    The Company and the Subsidiaries have not, since the Reference Date, prior to the date hereof, (i) experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act, as amended, or any state, local or foreign Law governing plant closings or mass layoffs affecting any site of employment of the Company or any Subsidiary or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary, or (ii) been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any such Law.

3.21    Bank Accounts. Set forth on Disclosure Schedule 3.21 is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by the Company and each Subsidiary, together with the names of all persons who are authorized signatories or have access thereto or control thereunder.

3.22    Transactions with Related Persons; Affiliates.

(a)    Neither the Company nor any Subsidiary has any Liabilities, contractual or otherwise, owed to or owing from, directly or indirectly, any director, officer, manager, employee,

or Affiliate of Seller, the Company, or any Subsidiary, except for amounts due as normal salaries, wages, employee benefits, and bonuses.

(b)    Other than with respect to compensatory, benefit and employment arrangements entered into in the Ordinary Course, including Plans, no director, officer, manager, employee, or Affiliate of Seller, the Company, or any Subsidiary, nor any individual related by blood, marriage, or adoption to any such director, officer, manager, employee, or Affiliate, nor any entity in which any such director, officer, manager, employee, or Affiliate owns any beneficial interest, (i) is a party to any agreement, Contract, commitment, or other form of transaction or arrangement with the Company or any Subsidiary, written or oral, or has any interest in any of the Property or (ii) has any financial interest, direct or indirect, in any competitor, supplier, distributor, or customer of, or other business which has any transactions or other business relationship with, the Company or any Subsidiary.

3.23    Labor Matters.

(a)    Neither the Company nor any Subsidiary is or has ever been a party to or bound by or subject to (and none of its assets or properties are bound by or subject to) any collective bargaining, neutrality, union representation, works council, or similar agreement or arrangement, and no such agreement is currently being negotiated nor is any organizing effort currently being made with respect to the employees of the Company or any Subsidiary. To Seller’s Knowledge, no employee of the Company or any Subsidiary is represented by any labor union, works council, labor organization or other employee representative group or is covered by any collective bargaining, neutrality, union representation, works council, or similar agreement or arrangement, and no informal or formal efforts or campaign to establish such representation is in progress. There is no labor union, works council, labor organization or other employee representative group which, pursuant to applicable Law or agreement, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

(b)    There is no controversy existing, pending or, to Seller’s Knowledge, threatened with any association, union or collective bargaining representative or works council of the employees of the Company or any Subsidiary. There are no pending or, to Seller’s Knowledge, threatened labor strikes, slowdowns, picketing, refusals to cross picket lines, work stoppages, or lockouts pending involving the Company, any Subsidiary, or any of employee of the Company or any Subsidiary, and there has not been and there is not now pending or, to Seller’s Knowledge, threatened, any charge or complaint against the Company or any Subsidiary by the National Labor Relations Board, any state, local or non-U.S. labor or employment agency or any representative thereof, and the execution or consummation of this Agreement will not result in any such charge or complaint.

(c)    Neither the Company nor any Subsidiary is engaging or has engaged in any unfair labor practice.

3.24    Employee Benefit Matters.

(a)    Plans. Except as set forth on Disclosure Schedule 3.24(a), (i) neither the Company nor any Subsidiary is, nor has the Company or any Subsidiary been, a party to or otherwise have any Liability or obligation with respect to any material Plan and (ii) neither the Company nor any Subsidiary is a party to or otherwise has any Liability or obligation with respect to any non-qualified deferred compensation plan.

(b)    Disclosure. To the extent applicable with respect to each Plan, true, correct and complete copies of the most recent documents described below have been delivered or made available to Buyer: (i) IRS determination letter and any outstanding request for a determination letter; (ii) Form 5500 for the three (3) most recent plan years, including any attachments or exhibits thereto; (iii) all plan documents and amendments and any written policies and/or procedures used in plan administration; (iv) current summary plan descriptions and any summaries of material modifications; (v) administrative service agreements, HIPAA business associate agreements, related trust agreements, annuity contracts and other funding instruments, and (vi) in the case of a Plan that is a “group health plan” as defined in Code Section 5000(b)(1), form of letter(s) and notice(s) given to employees under Code Section 4980B, HIPAA policies and procedures and HIPAA notice of privacy practices.

(c)    Valid Obligations; Amendment and Termination.

(i)    None of the rights of the Company or any Subsidiary under any Plan will be impaired by the consummation of the transactions contemplated by this Agreement and all of the rights of the Company and the Subsidiaries thereunder will be enforceable by Buyer at or after the Closing without the consent or agreement of any other party.

(ii)    Each Plan may be amended or terminated by the Company or Buyer on or at any time after the Closing Date.

(iii)    Each Plan and related trust agreement, annuity contract, or other funding instrument is legal, valid, and binding and in full force and effect, and there are no defaults thereunder.

(d)    Compliance with Applicable Law. With respect to each Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 have occurred. Each Plan (and its related trust) that is intended to qualify under Code Section 401(a) and to be tax-exempt under Code Section 501(a), if any, is so qualified under and has been determined by the IRS to qualify thereunder for all applicable requirements and nothing has since occurred to cause the loss of the Plan’s qualification and each other Plan that is intended to qualify for Tax-preferential treatment under applicable Law so qualifies and has received, where required, approval from the applicable Government authority that it is so qualified and no event has occurred or circumstance exists that may give rise to disqualification or loss of Tax-preferential treatment. Each Plan that is intended to meet the requirements of Code Section 408(p) as a simple retirement account has at all times met such requirements, including, without limitation, all contribution, documentation, notice, eligibility, and non-discrimination requirements, and nothing has occurred that would cause such Plan to fail to meet such requirements or otherwise to lose its tax-favored status as such a plan. Any employee training and participant or other notices required by ERISA, HIPAA, COBRA, the Code, or any other state or federal Law or any ruling or regulation of any state or federal administrative agency with respect to each Plan have been appropriately and timely given.

(e)    Claims/Liability. Except as set forth on Disclosure Schedule 3.24(e), there is no pending or threatened legal action, proceeding, investigation, suit, grievance, arbitration or other manner of litigation, claim, or Action involving any Plan and no facts exist that would give rise thereto, other than routine claims for benefits. Neither the Company nor any Subsidiary nor any of their directors, officers, employees or any Plan fiduciary has any Liability for failure to comply with ERISA, HIPAA, COBRA, the Code or other applicable Laws. Neither the Company nor any Subsidiary has any Liability by virtue of its being a member of a controlled group with a Person who has Liability under the Code or ERISA. Each Plan and any related trust agreement or funding instrument complies with and is, and has been, administered, operated and maintained in accordance with its terms and all applicable Laws and neither the Company nor any Subsidiary has any direct or indirect liability under the requirements provided by any and all applicable Laws.

(f)    Financial Statements. All expenses and liabilities relating to all of the Plans have been, and will on the Closing Date be, fully and properly accrued on the Company’s (or to the extent applicable, the Subsidiary’s) books and records and the Financial Statements reflect all of such liabilities in a manner satisfying the requirements of all applicable Financial Accounting Standards pronounced by the Financial Accounting Standards Board. The statements of assets and liabilities of the Plans as of the end of the most recent three fiscal years for which information is available, and the statements of changes in fund balances, financial position and net assets available for benefits under such Plan(s) for such fiscal years, copies of which have been certified by the Company and furnished to Buyer, fairly represent the financial condition of such Plan(s) as of such date and the results of operations thereof for the year ended on such date, all in accordance with GAAP.

(g)    Contributions/Premiums. Except as set forth on Disclosure Schedule 3.24(e), all contributions with respect to the Plans for all periods ending prior to the Closing Date will be made prior to the Closing Date by the Company or any Subsidiary. All contributions to the Plans have been made on a timely basis in accordance with all applicable Laws, and all insurance premiums have been paid in full to the extent required by the applicable Plan to which such premiums relate, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for policy years or other applicable policy periods ending on or before the Closing Date.

(h)    Defined Benefit Plans. Neither the Company nor any Subsidiary has made or been required to make any contributions to, nor may have any liability with respect to, any Pension Plan which is subject to the provisions of Title IV of ERISA, neither the Company nor any Subsidiary has within the last six (6) years been a member of a controlled group which contributed to any such Plan and neither the Company nor any Subsidiary has been under common control with an employer which contributed to any such plan. No Plan is a defined benefit pension or other arrangement that provides benefits on a defined benefit basis in the event of retirement, termination or redundancy. No Plan maintained, sponsored or contributed to by a

Subsidiary or which covers employees of the Company who are primarily employed outside of the United States has any unfunded liability.

(i)    Terminated Plans. Neither the Company nor any Subsidiary has terminated or taken action to terminate (in part or in whole) any employee benefit plan as defined in ERISA Section 3(3) within the last six (6) years.

(j)    Retiree Welfare. Neither the Company nor any Subsidiary or any Plan has any Liability or obligation to provide life, medical or other welfare benefits to former or retired employees, other than under COBRA or any other applicable Law.

(k)    Multiemployer Plans. Neither the Company nor any Subsidiary has made any contributions to any multiemployer plan (as defined in ERISA Section 3(37) or 4001(a)(3)), neither the Company nor any Subsidiary has within the last six (6) years been a member of a controlled group which contributed to any such Plan and neither the Company nor any Subsidiary has been under common control with an employer which contributed to any such plan.

(l)    Severance, etc. Except as set forth on Disclosure Schedule 3.24(l), the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event occurring at or prior to the Closing: (i) entitle any current or former Company or Subsidiary director, independent contractor, or employee to severance pay, bonus amounts, retirement benefits, unemployment compensation, termination benefits, or any other payment (ii) trigger or accelerate the time of payment, funding, or vesting, or increase the amount or value of any benefit or compensation due to any current or former Company or Subsidiary director, independent contractor, or employee, or (iii) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G. Except as set forth on Disclosure Schedule 3.24(l), neither the Company nor any Subsidiary currently sponsors a formal program that provides severance benefits (other than those benefits required by applicable Law) (“Severance Benefits”) to any employee who terminates employment with the Company or a Subsidiary, whether or not such termination is voluntary by the employee, or for cause or without cause by the Company or a Subsidiary.

(m)    Affordable Minimum Essential Coverage. The Company and its Affiliates have made an offer of affordable minimum essential coverage to their respective employees in the manner contemplated under Section 4980H of the Code to the extent required to avoid the adverse tax consequences thereunder, and neither the Company nor any of its Affiliates is otherwise liable or responsible for any assessable payment, taxes, or other penalties under Section 4980H of the Code or otherwise under the Affordable Care Act or in connection with requirements relating thereto.

(n)    Welfare Plans. With respect to any Welfare Plan: (i) each such Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Company, any Subsidiary or Buyer to a Tax under Code Section 4976(a); (iii) each and every such Plan which is a group health plan (as such term is defined in Code Section 5001(b), including any plans of Affiliates of the Company that must be taken into account under Code Sections 4980B and 4980D) complies and in each and every case has been operated in compliance with the applicable requirements of Code Section 4980B, Title I, Part 6 of ERISA, HIPAA, and any applicable state and local Laws; and (iv) to the extent applicable, each such Plan is in compliance with Section 1862(b)(1)(A)(i) of the Social Security Act and neither the Company nor any Subsidiary has any liability for any excise tax imposed by Code Section 5000.

(o)    International Plans. Except as set out on Disclosure Schedule 3.24(o), the Company or any Subsidiary does not maintain any Plan or other benefit arrangement covering any employee or former employee outside of the United States and has never been obligated to contribute to any such Plan.

(p)    Code Section 409A. Each Plan, agreement or arrangement that provides for the deferral of compensation subject to Code Section 409A is, and has been since January 1, 2009, properly documented in writing in accordance with the Treasury Regulations promulgated with respect to Code Section 409A and has, since January 1, 2005, been operated in good faith compliance with such Treasury Regulations and other IRS guidance promulgated with respect to Code Section 409A in effect from time to time. No employee, former employee, or individual who has provided services to the Company or any Subsidiary is or has been subject to any Tax or penalty under Code Section 409A due to a documentary or operational failure thereunder, and no such operational or documentary failures have occurred, whether or not such failures were corrected pursuant to applicable IRS guidance.

3.25    Overtime, Back Wages, Vacation and Minimum Wage. Except as set forth in Disclosure Schedule 3.25, no Government or current or former employee of the Company or any Subsidiary has given notice to the Company or any Subsidiary of, and there is no valid basis for, any claim or Action against the Company or any Subsidiary (whether under Law, any employment agreement, policy, or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages, salary, or commissions (excluding current bonus, accruals and amounts accruing under “employee benefit plans,” as defined in Section 3(3) of ERISA) for any period other than the current payroll period or (c) vacation, paid sick leave, or time off or pay in lieu of vacation, paid sick leave, or time off, other than that earned in respect of the current fiscal year.

3.26    Occupational Safety and Health. Neither the Company nor any Subsidiary has received any notice from any Government alleging a violation of occupational safety or health standards. Disclosure Schedule 3.26 sets forth (without inclusion of personally identifiable information regarding employees), as of December 7, 2016, a true, correct and complete list of all workers compensation claims against the Company made over the three years preceding the date hereof.

3.27    Product and Service Warranties.

(a)    Set forth in Disclosure Schedule 3.27(a) are the standard forms of product and service warranties and guarantees used by the Company and each Subsidiary and copies of all other outstanding product and service warranties and guarantees. No product or service warranties or guaranties have been orally authorized or made except as set forth in Disclosure Schedule 3.27(a).

(b)    Except as set forth in Disclosure Schedule 3.27(b), since the Reference Date, no product or service warranty or similar claims have been made against the Company or any Subsidiary and neither the Company nor any Subsidiary has any Liability for any such claim.

3.28    Product Liability Claims. Except as set forth in Disclosure Schedule 3.28, none of Seller, the Company, or any Subsidiary has received written notice or information as to any claim or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any services provided or products manufactured, sold, distributed or otherwise put in commerce by or in connection with any service provided by the Company, the Subsidiaries, or their employees and, except as identified in Disclosure Schedule 3.28, neither the Company nor any Subsidiary has any Liability for any such claim. Seller further represents that, to Seller’s Knowledge, it is not aware of any facts that could reasonably give rise to any instances of the foregoing except as identified in Disclosure Schedule 3.28. Disclosure Schedule 3.28 accurately and completely describes all such claims, together in each case with the date such claim was made, the amount claimed, the disposition or status of such claim (including settlement or judgment amount), and the amount of attorney’s fees incurred in connection with such claim.

3.29    Product Safety Authorities. Neither Seller, the Company, nor any Subsidiary has been required to file any notification or other report with or provide information to any Government or product safety standards group concerning actual or potential defects or hazards with respect to any services performed or products manufactured, sold, distributed, or put in commerce by the Company or the Subsidiaries and there exist no grounds for the recall of any such products.

3.30    Product Standards. Neither the Company nor any Subsidiary has manufactured for commercial supply, marketed, sold, or supplied any product which was at the time not compliant with its standard terms and conditions of sale.

3.31    Customers and Suppliers. Disclosure Schedule 3.31 sets forth a true, complete, and correct list, by company, of the ten (10) largest customers of the Company and the Subsidiaries and the ten (10) largest suppliers (including subcontractors to the Company and the Subsidiaries under any Contracts) of the Company and the Subsidiaries by volume of sales and purchases, respectively (by dollar volume) for the twelve (12)-month period ending at the end of the calendar month immediately prior to the execution of this Agreement. Neither the Company nor any Subsidiary has received any written notice from any supplier to the effect that, and to Seller’s Knowledge has no reason to believe that, any such supplier will stop or decrease, or plans to stop or decrease, the rate of supplying materials, products, or services to the Company or any Subsidiary. Neither the Company nor any Subsidiary has received written notice from any customer to the effect that, and to Seller’s Knowledge has no reason to believe that, such customer will stop or decrease, or plans to stop or decrease, the rate of buying materials, services, or products from the Company or any Subsidiary. Neither the Company nor any Subsidiary is involved in any dispute with any customer or supplier.

3.32    Foreign Operations; Customs; and Export Control. At all times, the Company and each Subsidiary has acted:

(a)    pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local Law and the nature of the Company’s or such Subsidiary’s activities in such jurisdictions;

(b)    in compliance with all applicable foreign Laws, including without limitation Laws relating to foreign investment, foreign exchange control, immigration, employment, and taxation;

(c)    without notice of violation of and in compliance with all relevant antiboycott Laws, including without limitation Section 999 of the Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations (“EAR”) administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements, and is not a party to any agreement requiring it to participate in or cooperate with the Arab League boycott of Israel, including any agreement to provide boycott-related information or to refuse to do any business with any person or entity for boycott-related reasons;

(d)    without violation of and in compliance with any applicable export or reexport control or trade or economic sanctions Laws of any and all applicable jurisdictions, including the United States and any jurisdiction in which the Company or any relevant Subsidiary is established or from which it exports or reexports any items or in which it provides services, including without limitation the EAR, trade and economic sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the International Traffic in Arms Regulations administered by the U.S. State Department, all as amended from time to time; and without violation of and in compliance with the requirements of any applicable general licenses or license exceptions, and any required export or reexport licenses or authorizations granted under such Laws, which licenses or authorizations are described in Disclosure Schedule 3.32(d);

(e)    without violation and in compliance with all applicable Laws governing or concerning (i) the exportation and importation of products, goods, parts, accessories, technology, and services and all other regulations and procedures administered by U.S. Customs and Border Protection of the U.S. Department of Homeland Security, the Bureau of Industry and Security of the U.S. Department of Commerce; the Directorate of Defense Trade Controls of the U.S. Department of State, and the Office of Foreign Assets Control of the U.S. Department of the Treasury; (ii) the obtaining of all necessary permits and licenses from the applicable Government with respect to import and export transactions; (iii) the maintenance of records with respect to import and export transactions and claims (including drawback claims); (iv) the payment in full of all customs duties, Taxes, fees and charges applicable to and due with respect to all import transactions; including any countervailing or antidumping duties and (v) the transacting of business with any country or person that is subject to a United States embargo or trade restriction administered by any Government described in clause (e)(i) above; and without notice of violation of and in compliance with any required import permits, licenses, authorizations and general licenses granted under such laws, regulations or orders, which permits, licenses and authorizations are described in Disclosure Schedule 3.32(e);

(f)    without violation and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or other applicable conventions, and any other applicable anti-corruption Law; and

(g)    such that each transaction of the Company and each Subsidiary has been properly and accurately recorded on the books and records of the Company and each Subsidiary and each document on which entries in the Company’s and each Subsidiary’s books and records are based (including purchase orders, customer or company invoices and service agreements) is accurate and complete in all respects. The Company and each Subsidiary maintain a system of internal accounting controls, internal controls over financial reporting and disclosure controls and procedures adequate to ensure (i) that books, records and accounts accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the Company’s and each Subsidiary’s assets, (ii) that the integrity of their financial statements is maintained and (iii) that access to assets is permitted only in accordance with management’s general or specific authorizations.

3.33    Brokers, Finders. No finder, broker, agent, or other intermediary, acting on behalf of Seller, the Company, or any Subsidiary or under the authority of any of them is or will be entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof and each of which shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.
4.1    Existence and Power; Non-Contravention
(a)    Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of New York. Buyer has the power to enter into this Agreement and the Related Agreement to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.
(b)    Buyer is not a party to, subject to, or bound by any Contract, Law, or Order which would (i) be breached or violated by the execution or delivery by Buyer of this Agreement or any Related Agreement to which Buyer is a party or the performance by Buyer of the transactions contemplated by this Agreement or such Related Agreement, or (ii) materially adversely affect the carrying out of the transactions contemplated hereby or thereby. Except for the Required Government Approvals, no waiver or consent of any third person or Government is required for the execution by Buyer of this Agreement and the Related Agreement to which it is a party or the consummation by Buyer of the transactions contemplated hereby or thereby.
4.2    Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer.

4.3    Litigation. There is no Action pending or, to the knowledge of Buyer, threatened in writing against Buyer challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby.

4.4    Financing. Buyer at Closing will have available or otherwise have access to capital from one or more financing institutions and be in a position to deliver sufficient funds to pay the Purchase Price and to perform all of its other obligations and covenants under this Agreement and any Related Agreement to which it is a party.

4.5    Investment Intent. Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof. Buyer shall not sell, transfer, assign, pledge, or hypothecate any of the Shares in the absence of registration under, or an applicable exemption from, applicable securities Laws.

4.6    Due Diligence Review. Buyer acknowledges that: (a) it has conducted its own diligence review with respect to the Company and the Subsidiaries and it is entering into the transactions contemplated by this Agreement based on such review and based upon and in reliance on the terms and conditions of this Agreement, and, except for the representations and warranties made by Seller in Article 3, in any Side Agreement or in any certificate delivered in accordance with this Agreement, it is not relying upon any representation or warranty of Seller, the Company or any Subsidiary or any Affiliate thereof or any officer, director, employee, agent or advisor thereof, or any of them, nor upon the accuracy of any record, projection, or statement made available or given to Buyer in the performance of such review, (b) it had access to the Company’s and the Subsidiaries’ respective books and records, contracts, agreements and documents, and employees, agents and representatives, (c) it has had such opportunity to seek accounting, legal or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit and (d) it is only relying upon the representations and warranties set forth in Article 3, in any Side Agreement or in any certificate delivered in accordance with this Agreement and the covenants and agreements expressly set forth in this Agreement, in any Side Agreement and the Related Agreement and is not relying on any other representations, warranties, covenants, agreements, disclosures or communications of any kind.

4.7    Solvency. Assuming that (a) the conditions to the obligation of Buyer to consummate the Closing have been satisfied or waived, (b) the most recent Financial Statements fairly present the consolidated financial condition of the Company and the Subsidiaries as of the end of the periods covered thereby and the consolidated results of operation of the Company and the Subsidiaries for the periods covered thereby, and (c) accuracy and completeness of the representations and warranties in Article 3, then as of the Closing Date and after giving effect to the consummation of the Closing, (i) the sum of the debt (including contingent liabilities) of Buyer and its subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of Buyer and its subsidiaries, taken as a whole; (ii) the capital of Buyer and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Buyer and its subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iii) Buyer and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

4.8    Brokers, Finders. No finder, broker, agent or other intermediary, acting on behalf of Buyer or under Buyer’s authority, is or will be entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

4.9    R&W Insurance Policy. The non-binding indication letter with respect to the R&W Insurance Policy has not, to the knowledge of Buyer been revoked or terminated. Buyer has delivered to its insurance broker, to be held in escrow pending the Closing, an order to bind the R&W Insurance Policy, that will be delivered upon the Closing and when so delivered, will create a legal, valid, binding and enforceable obligation of Buyer and, to the knowledge of Buyer, each of the other respective parties thereto (as the case may be) with respect to the R&W Insurance Policy, provided that the coverage under the R&W Insurance Policy shall be subject to the conditions to the insurer’s obligations thereunder as set forth therein). To Buyer’s knowledge, upon the Closing and release of such order from escrow, the insurer will issue the R&W Insurance Policy. Buyer has fully paid any and all premiums, fees, expenses or taxes in connection with the R&W Insurance Policy that are due and payable on or prior to the date hereof.

ARTICLE 5
COVENANTS OF THE PARTIES

5.1    Public Announcements. Prior to the date hereof, Buyer and Seller have consulted with each other and have mutually agreed in writing upon the content and timing of the initial press release with respect to this Agreement, the Related Agreement, and the transactions contemplated hereby and thereby, and none of the Parties shall issue any different press release, make any different public statement, or respond to any media inquiry with respect to this Agreement, the Related Agreement, or the transactions contemplated hereby or thereby prior to further consultation and agreement (such agreement not to be unreasonably withheld or delayed), except as may be required by any applicable Law, any Government, or the rules or regulations of any stock exchange or Government; provided, however, that to the extent permitted by Law each Party shall give reasonable prior notice to each other Party of the content and timing of any different press release or different public statement required by applicable Law, any Government, or the rules or regulations of any stock exchange or Government.

5.2    Further Assurances; Cooperation. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby. On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

5.3    Certain Waivers. Effective upon the Closing, Seller, on behalf of itself and its Affiliates after the Closing, hereby irrevocably waives, releases and discharges Buyer, the Company, the Subsidiaries, and any of their respective Affiliates after the Closing from any and all liabilities and obligations to Seller of any kind or nature whatsoever, in Seller’s capacity as a shareholder of the Company and in any other capacity, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered by Buyer in connection herewith) or otherwise at law or equity, and Seller agrees that Seller shall not seek to recover any amounts in connection therewith or thereunder from any of Buyer, the Company, any Subsidiary, or any of their respective Affiliates; provided, that the waivers contained in this Section 5.3 shall not apply to (i) claims against Buyer asserted pursuant to this Agreement or any Related Agreement or (ii) any claims for which the facts or circumstances giving rise to such claim first arise following Closing.

5.4.    Related Party Transactions. On the Closing Date and prior to the Closing, Seller shall have released, canceled, and terminated all transactions and accounts among Seller and its Affiliates (other than the Company and the Subsidiaries), on the one hand, and the Company or the Subsidiaries, on the other hand, effective at or prior to the Closing, without liability or Loss to the Company or any Subsidiary. On the Closing Date, prior to the Closing, Seller shall have caused all indebtedness owed by Seller or any Affiliate of Seller to the Company or any Subsidiary to be repaid in full in accordance with the terms thereof, and Seller and its Affiliates shall have (and shall have caused the Company and the Subsidiaries to) take any such actions necessary or appropriate to effect such repayment.

5.5.    Preservation of Records. For a period of six (6) years from the Closing, the Company shall provide to Seller reasonable access to the books and records of the Company and its Subsidiaries, upon reasonable advance written notice during regular business hours and without undue interruption to the businesses of the Company and the Subsidiaries, for the purpose of obtaining information reasonably required in connection with the preparation of Tax Returns or the defense of any Third Party Claim pursuant to Section 8.5, and will permit Seller to make copies of any such information (at Seller’s sole cost and expense); provided, however, the Company shall have no obligation to retain such books and records of the Company and its

Subsidiaries for a period of time which is greater than the length of Buyer’s customary records retention period for books and records of such type. Notwithstanding the foregoing, none of Buyer, the Company nor any Subsidiary shall have any obligation to provide Seller with any information or documents the disclosure of which is prohibited or restricted under applicable Law or is legally privileged.

5.6.    Directors and Officers Liability.

(a)    Buyer agrees that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, managers, officers or employees of the Company or the Subsidiaries, as provided in the applicable Organizational Documents in effect as of the date hereof shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date.

(b)    On the Closing Date, Seller has caused the Company to obtain, at Seller’s expense and as a Seller Transaction Expense, a non-cancelable run-off insurance policy covering, on terms with respect to coverage not less favorable (to those covered by the policy) to those of such policy in effect on the date hereof, for a period of six (6) years after the Closing Date, events, acts or omissions occurring on or prior to the Closing Date for all Persons who were directors or officers of the Company or the Subsidiaries on or prior to the Closing Date.

5.7.    R&W Insurance Policy. Buyer shall cause the R&W Insurance Policy to be issued promptly after the Closing (in accordance with the terms of the binder thereof) and shall take reasonable actions within its control with the intent to cause such policy to remain in full force and effect thereafter, including using commercially reasonable efforts to: (a) comply in all material respects with and maintaining the R&W Insurance Policy in full force and effect, (b) pay when due all premiums, fees, costs and taxes payable thereunder and (c) take reasonable actions within its control to satisfy on a timely basis all conditions necessary for the issuance of or continuance of coverage under the R&W Insurance Policy. Buyer and its Affiliates not shall take actions with the intention of causing such policy to be terminated, cancelled or amended, waived or cancelled in a manner that would have a material and adverse impact on Seller.

ARTICLE 6
ADDITIONAL AGREEMENTS

6.1.    Restrictive Covenant.

(a)    Seller covenants and agrees that during period beginning on the Closing Date and ending three (3) years after the Closing Date, Seller shall not, and shall cause Seller’s Affiliates not to, directly or indirectly, (i) induce or attempt to induce any employee of the Company or any of the Subsidiaries to leave the employ of the Business, the Company or any of the Subsidiaries, or in any way intentionally interfere with the relationship between the Business, the Company or any of the Subsidiaries and any of their respective employees, (ii) intentionally interfere with the relationship between Buyer, the Company or any of the Subsidiaries and any of the Persons that employ the individual consultants used by Buyer, the Company of any of the Subsidiaries with the purpose of causing such Persons employing the individual consultants to cease or materially decrease doing business with the Buyer, the Company or any Subsidiary (it being understood that nothing restricts Seller from hiring any of the individual consultants employed by such Persons) or (iii) hire or engage any Person who was an employee or officer of the Business, the Company or any of the Subsidiaries within twelve (12) months after such Person ceased to be an employee or officer of the Business, the Company or any of the Subsidiaries; provided that nothing herein shall be construed as restricting Seller or its Affiliates from engaging in a general solicitation of employment not specifically directed at employees of the Business, the Company or any of the Subsidiaries (it being agreed, however, that the provisions of clause (iii) above shall in any event continue to apply, including with respect to any Person that responds to any such solicitation described in this proviso).

(b)    Seller shall not, and shall cause Seller’s Affiliates not to, use or disclose to anyone except authorized personnel of the Company, the Subsidiaries, Buyer, or Buyer’s Affiliates, any trade secrets or confidential matters concerning the Business, the Company or any Subsidiary, including, without limitation, secrets, customer lists, and credit records, employee data, sales representatives and their territories, mailing lists, consultant arrangements, pricing policies, operational methods, marketing plans or strategies, product development and techniques or plans, research and development programs and plans, business acquisition plans, new personnel acquisition plans, designs and design projects, any Intellectual Property (unless previously publicly disclosed in a manner which would not and does not constitute a breach of this Agreement or any other relevant agreement) and any other research or business information concerning the Company or any Subsidiary, which Seller, the Company, or any Subsidiary currently treats as confidential (whether or not a trade secret under applicable law); provided that the foregoing shall not prohibit any employee, director or officer of Seller or any of its Affiliates who is not also an employee of the Company or any Subsidiary from using information of the Business that exists in the memory of such Person (unaided by reference to records relating to the Business) and consists of general business information and strategies common to participants in the industry in which the Business operates (including pricing policies, marketing plans or strategies common to participants in the industry in which the Business operates and not specific to the Company or any Subsidiary), provided that such information is not, and/or to the knowledge of such person, considered by the Company or its Subsidiary to be a trade secret under applicable law and/or such use does not infringe upon any Intellectual Property of the Company or any Subsidiary.

(c)    For purposes of this Section 6.1, all references to the “Business” shall be deemed to include, during any period or at any time following the Closing, Buyer or such of its Affiliates as is then carrying on the Business, or the Business as then conducted by Buyer or an Affiliate thereof, as the context requires.

(d)    Seller acknowledges that the foregoing restrictions are reasonable and agrees that in the event of any breach thereof the harm to Buyer, the Company, and the Subsidiaries will be irreparable and without adequate remedy at law and therefore that injunctive relief with respect thereto will be appropriate, in each case without the requirement of posting a bond or proving actual damages. In the event that a court of competent jurisdiction determines that any of the foregoing provisions are unenforceable as stated, the Parties intend that such restrictions be modified to permit the maximum enforceable restriction on Seller’s and its Affiliates’ competition with the Business, the Company and the Subsidiaries.

6.2.    Taxes.

(a)    All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other similar fees and charges, whether imposed on Buyer, Seller, the Company or any Subsidiary, incurred in connection with consummation of the transactions contemplated by this Agreement, shall be paid one half by Seller on one hand and one half by Buyer on the other hand when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Except as otherwise provided herein, Seller shall remain liable for any Taxes imposed on it as a result of the transactions contemplated by this Agreement. Seller and Buyer agree to use commercially reasonable efforts to obtain any certificate, including a resale certificate, or other document from any Government authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(b)    Seller shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company and each Subsidiary for any taxable year or period ending on or before the Closing Date in a manner consistent with prior practice, except for changes required by Law or fact (“Pre-Closing Periods”) and, to the extent not set forth in the calculation of Net Working Capital and taken into account in the calculation of Purchase Price, pay or remit any Tax due with respect to such Tax Returns. Seller shall permit Buyer to review any such Tax Returns and shall incorporate any reasonable comments to such Tax Returns prior to filing. For all purposes of this Agreement, the Parties agree that, to the extent allowed by applicable Law, each of Buyer, the Company and each Subsidiary shall report any deductions, expenses, losses or similar items resulting from any transactions contemplated by this Agreement as being deductible for Income Tax purposes for taxable periods (or portions thereof) ending on or prior to the Closing Date. Any amounts payable by Seller pursuant to this Section 6.2(b) shall be treated as an amount payable under Section 8.2(a)(iv) for all purposes of this Agreement.

(c)    Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company and each Subsidiary for any Tax year or period commencing on or prior to the Closing Date and ending after the Closing Date (“Straddle Period”). To the extent not set forth in the calculation of Net Working Capital and taken into account in the calculation of Purchase Price, Seller shall pay to the Company within seven (7) Business Days after the date on which Taxes are paid with respect to such Straddle Periods an amount equal to the portion of such Taxes that relates to the Tax period ending on the Closing Date. Buyer shall permit Seller to review, comment, and grant or reasonably withhold consent to any such Tax Returns prior to filing. For purposes of Section 6.2(b) and this Section 6.2(c), the portion of such Taxes that relate to the portion of such Tax period ending as of the Closing Date shall (x) in the case of property, ad valorem and other Taxes imposed on a periodic basis, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending as of the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, gains, receipts, gross margins, employment, sales, use, or other Taxes imposed on a non-periodic basis reasonably allocable using a closing-of-the-books approach, be deemed equal to the amount that would be payable if the relevant Tax period ended as of the Closing Date pursuant to an interim closing-of-the-books. Any credits relating to a Tax period that begins on or before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the allocations described in this Section 6.2(c) shall be made in a manner consistent with prior practice, except for changes required by Law or fact. Any amounts payable by Seller pursuant to this Section 6.2(c) shall be treated as an amount payable under Section 8.2(a)(iv) for all purposes of this Agreement.

(d)    Buyer and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter relating to the Company or any Subsidiary. Buyer and Seller shall cooperate with each other in the conduct of any such Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.2. Any Tax audit or other Tax proceeding that relates to a taxable period of the Company or any Subsidiary ending on or before the Closing Date shall be deemed to be a Third Person Claim subject to the procedures set forth in Article 8 of this Agreement.

(e)    [Reserved.]

(f)    None of Buyer, the Company, the Subsidiaries or any of their respective Affiliates shall (or shall cause or permit the Subsidiaries to) (i) file, amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Company or the Subsidiaries with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) make any Tax election (including, but not limited to, an election pursuant to Sections 336 or 338 of the Code) that has retroactive effect to any taxable period (or portion thereof) ending on or prior to the Closing Date; (iii) file any ruling or request with any taxing authority that relates to Taxes or Tax Returns of any of the Company or the Subsidiaries for any taxable period (or portion thereof) ending on or prior to the Closing Date; or (iv) enter into any voluntary disclosure with any taxing authority regarding any Tax or Tax Returns of any of the Company or the Subsidiaries for any taxable period (or portion thereof) ending on or prior to the Closing Date (including any voluntary disclosure with a taxing authority with respect to filing Tax Returns or paying Taxes for any taxable period (or portion thereof) ending on or prior to the Closing Date in a jurisdiction that any of the Subsidiaries did not previously file a Tax Return or pay Taxes), in each case, without the prior written consent of the Seller, which consent shall not be unreasonably withheld, it being understood that it would be unreasonable to withhold such consent in any instance where such proposed action is required under applicable Law; provided, however, that Buyer, the Company, the Subsidiaries or any of their respective Affiliates may take such actions to the extent the Buyer Indemnified Persons forego their rights to indemnification pursuant to Section 8.2 with respect to any Loss that is the result of the actions set forth in this Section 6.2(f) and such actions would not subject Seller to additional Tax liability.

6.3.    Outstanding Class B Equity Grants. The Company and Seller hereby acknowledge that Buyer does not and shall not assume any liability under any outstanding award agreements granting Class B Units of Seller to any current or former director, officer, manager, or employee of Seller, whether or not granted under the Apollo Investors, LLC Incentive Plan.

ARTICLE 7
[RESERVED]

ARTICLE 8
INDEMNIFICATION

8.1.    Survival.

(a)    Except as set forth below, none of the representations and warranties made by Seller in this Agreement or any certificates or documents delivered hereunder shall survive the Closing, and following the Closing, no Party shall be entitled to any recovery in respect thereof or make any claim whatsoever for any inaccuracy or breach of any such representation or warranty; provided, however, that notwithstanding the foregoing or anything to the contrary contained herein:

(i)    the representations and warranties contained in (i) Section 3.1 (Corporate Existence and Power), Section 3.2(a) (Valid and Enforceable Agreement; Non-contravention), Section 3.3 (Capitalization and Ownership), Section 3.4 (Subsidiaries), and Section 3.33 (Brokers, Finders) shall survive the Closing Date indefinitely and not expire (collectively, together with the representations set forth in Section 3.9 (Taxes), the “Fundamental Representations”);

(ii)    the representations and warranties set forth in Section 3.9 (Taxes) shall survive the Closing Date until thirty (30) days after the expiration of the statute of limitations applicable to the underlying subject matter of such representation or warranty (including any extensions or tolling thereof);

(iii)    this Section 8.1 shall not limit any claim or recovery available to Buyer (or any additional insured) under the R&W Insurance Policy;

(iv)    the provisions of this Section 8.1 will not prevent or limit in any way a cause of action on account of knowing and intentional actual fraud by Seller (provided that with respect to any such fraud, only knowing and intentional actual fraud by a Deal Team Member, and not any other individual, shall be attributable to Seller or constitute actual fraud by Seller) with respect to the matters relied upon by Buyer herein, in any Side Agreement or in any certificate delivered in accordance with this Agreement (and, for clarification and illustrative purposes, not including any constructive or equitable fraud) (hereinafter referred to as “actual fraud”); and

(v)    for the avoidance of doubt, all covenants and other agreements of Seller contained in this Agreement shall survive the Closing in accordance with their terms;

except that any expiration referred to above shall have no effect on any representations, warranties or obligations in respect of which a notice of claim has been submitted hereunder prior to such expiration; and, in each case described in the foregoing clauses (i) through (v), the applicable Party shall be entitled to any recovery in respect thereof and to make claims with respect to any inaccuracy or breach thereof or otherwise with respect thereto, as provided in this Article 8.

(b)    All of the representations and warranties made by Buyer in this Agreement or any certificates or documents delivered hereunder shall survive the Closing Date and will continue for a period of twelve (12) months following the Closing Date, at which time they shall expire, except that such expiration shall have no effect on any representations, warranties or obligations in respect of which a notice of claim has been submitted hereunder prior to such expiration and the applicable Party shall be entitled to any recovery in respect thereof and to make claims with respect to any inaccuracy or breach thereof or otherwise with respect thereto, as provided in this Article 8; provided, however, that the representations and warranties contained in (i) Section 4.1(a) (Existence and Power), Section 4.2 (Valid and Enforceable Agreement; Authorization), Section 4.5 (Investment Intent), Section 4.6 (Due Diligence Review), Section 4.7 (Solvency), Section 4.8 (Brokers, Finders), and Section 4.9 (R&W Insurance Policy) shall survive the Closing Date indefinitely and not expire. All covenants and other agreements of Buyer contained in this Agreement shall survive the Closing in accordance with their terms.

8.2.    Indemnification for Buyer Indemnified Persons.

(a)    Subject to the terms and conditions of this Article 8, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates (including, from and after the Closing, the Company and the Subsidiaries), the employee benefit plans of Buyer and its Affiliates, and the shareholders, members, directors, managers, officers, partners, employees, successors, assigns, representatives, and agents of each of them in their capacities as such (collectively, the “Buyer Indemnified Persons”), from and against, and Seller waives any claim for contribution or indemnity against the Company, the Subsidiaries, and their Affiliates with respect to, any and all claims, losses, monetary damages, obligations, liabilities, fines, fees, penalties, expenses, or costs, plus reasonable attorneys’ fees and expenses, court costs, and expert witness fees and expenses, incurred in connection therewith and/or in connection with the enforcement of this Agreement (each individually a “Loss” and collectively, “Losses”) incurred or to be incurred by any of them resulting from or arising out of or in connection with:

(i)    any breach of or inaccuracy in the Fundamental Representations;

(ii)    any breach of any covenant or other obligation of Seller made or incurred under or pursuant to this Agreement, any Related Agreement, or any other document delivered pursuant hereto or in connection with the Closing;

(iii)    the Seller Transaction Expenses, to the extent not included in the Final Seller Transaction Expense Amount;

(iv)    Taxes imposed or assessed on the Company or any Subsidiary (A) for any Tax period (or portion thereof) ending on or before the Closing Date, (B) for the employer portion of any payroll Taxes, withholding Taxes or otherwise imposed with respect to payments made in connection with the transactions contemplated by this Agreement, except to the extent otherwise provided in Section 6.2(a), or (C) resulting from a breach of any of the representations or warranties or the covenants contained in Sections 3.9 and 6.2 hereof; provided that notwithstanding anything to the contrary herein, Seller shall have no obligation to indemnify Buyer Indemnified Persons against, or reimburse any Buyer Indemnified Persons for, any Losses pursuant to this Section 8.2 (or otherwise) to the extent incurred or to be incurred resulting from or arising out of or in connection with the Filing Issue;

(v)    any Indebtedness of the Company or the Subsidiaries immediately prior to the Closing, to the extent not included in the Final Indebtedness Amount; and

(vi)    any claim or threatened claim by any Seller Party or any actual or purported holder of any Equity Interest in the Seller, Company or any Subsidiary (including Seller), in their capacity as an equity or debt holder (including with respect to any membership or ownership interest in Seller, including any Class A Units or Class B Units of Seller, whether or not granted under the Apollo Investors, LLC Incentive Plan or evidenced by an award agreement granted to an employee of the Company or any Subsidiary), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered by Buyer in connection herewith) or otherwise at law or equity (other than claims for which the facts or circumstances giving rise to such claim first occur following Closing).

(b)    From and after the Closing, without limiting the rights of the Buyer Indemnified Persons hereunder or under the R&W Insurance Policy, the Buyer Indemnified Persons shall be entitled to recover any Losses which they are entitled to recover hereunder from Seller or from the Seller Parties pursuant to the terms of the Side Agreements, and if any Buyer Indemnified Person seeks any such recovery from any Seller Party under the Side Agreements, such action shall not relieve Seller or any other Seller Party from any obligations hereunder or under a Side Agreement.

8.3.    Indemnification for Seller Indemnified Persons. Subject to the terms and conditions of this Article 8, from and after the Closing, Buyer shall indemnify and hold harmless Seller and its representatives, agents, employees, representatives, officers, managers, directors, successors, and assigns (the “Seller Indemnified Persons”) from and against any and all Losses incurred or to be incurred by any of them, resulting from or arising out of or in connection with:

(a)    any breach of or inaccuracy in the representations or warranties of Buyer contained in this Agreement; and

(b)    any breach of any covenant or other obligation of Buyer made or incurred under or pursuant to this Agreement, any Related Agreement, or any other document delivered pursuant hereto or in connection with the Closing.

8.4.    Notice of Claim; Order of Recoupment.

(a)    In the event that Buyer seeks indemnification on behalf of a Buyer Indemnified Person, or Seller seeks indemnification on behalf of a Seller Indemnified Person, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying Party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby.

(b)    Payment of any indemnification obligations of the Seller pursuant to this Article 8, subject in each case to the limitations in this Article 8, shall first be paid from the Indemnity Escrow Account, then from the R&W Insurance Policy (if and to the extent covered thereby), and then to the extent such indemnifiable Losses exceed the amount of the Indemnity Escrow Account and are not covered by the R&W Insurance Policy, such excess shall be paid by the Seller. For purposes of this Agreement, including the foregoing sentence, the R&W Insurance Policy shall be deemed to not cover Losses for indemnification obligations of Seller (i) that arise solely under Section 8.2(a)(ii), (ii) until the Buyer has determined, in good faith, that the Retention (as defined in the R&W Insurance Policy) has been fully eroded, (iii) for which a claim has been made by Buyer under the R&W Insurance Policy and coverage has been denied by the insurer under the R&W Insurance Policy or (iv) once the R&W Policy Amount is $0 or less. For the sake of clarity, the Parties acknowledge and agree that the foregoing sentence (A) has been provided for the convenience of the Parties hereto in connection with identifying the order of payment for certain types of indemnification claims by Buyer hereunder, and that it is not intended, and shall not in any way be considered to be, a complete list of the circumstances in which the R&W Insurance Policy may be determined to not cover Losses for which the Buyer is entitled to indemnification for hereunder or under the Side Agreements and (B) does not, and shall not, affect, modify or change any obligations of the insurer under and pursuant to the R&W Insurance Policy. If any indemnification payment is to be made from the Indemnity Escrow Account, Seller shall cause the Escrow Agent to pay such amount not more than thirty (30) days after any Buyer Indemnified Party provides notice to Seller of such amount. If any indemnification payment is to be made by Seller directly, Seller shall pay such amount not more than thirty (30) days after any Buyer Indemnified Party provides notice to the Seller of such amount.

8.5.    Right to Contest Claims of Third Persons.

(a)    If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant other than an Indemnified Party hereunder (a “Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby. Except as otherwise provided in this Section 8.5, the Indemnifying Party shall then have the right, upon written notice to the Indemnified Party (a “Defense Notice”) within fifteen (15) days after receipt from the Indemnified Party of notice of such claim, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”), provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to such Third Person Claim and to discharge any cost or expense arising out of such investigation, contest, or settlement (subject to the limitation set forth in this Article 8). The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense. In the event that the Indemnifying Party shall fail to give the Defense Notice within said fifteen (15)-day period, (i) the Indemnified Party shall be entitled to have the control over said defense and settlement of the subject claim, (ii) the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as it may reasonably request, and (iii) the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, and the Indemnifying Party, if it is required to provide indemnification under this Agreement, will be liable for all costs and settlement amounts paid or incurred in connection therewith. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Person Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by clear and convincing evidence that conduct of the Indemnified Party in the defense and/or settlement of such Third Person Claim constituted gross negligence or willful misconduct. The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof, including cooperation with any insurer to the extent applicable.

(b)    Subject to the other terms of this Section 8.5, in the event that the Indemnifying Party delivers a Defense Notice with respect to such Third Person Claim within fifteen (15) days after receipt thereof and thereby elects to conduct the defense of the subject claim, (i) the Indemnifying Party shall be entitled to have control over said defense and, subject to the provisions set forth below, settlement of the subject claim, (ii) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, and (iii) the Indemnified Party shall have the rights at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed, unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third Person Claims effected without its consent, in which cases the consent of the Indemnified Party shall not be required.

(c)    Notwithstanding anything to the contrary contained in this Section 8.5, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control, including the right to select defense counsel, over the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that, if successful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party, or (iv) that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such event, the Indemnifying Party will still be subject to its obligations hereunder, and the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

(d)    Notwithstanding anything to the contrary contained herein, to the extent required by the carrier of the R&W Insurance Policy in connection with any claim made by a Buyer Indemnified Person thereunder, the conduct of the defense or prosecution of any Third Party Claim will be assigned to counsel selected or approved by the carrier of the R&W Insurance Policy, or otherwise conducted in coordination with the carrier of the R&W Insurance Policy, in each case without prejudice to the rights of the parties hereunder, and Seller and the Buyer Indemnified Persons will reasonably cooperate at Buyer’s expense with the carrier of the R&W Insurance Policy and such counsel in the defense of the Third Party Claim and otherwise comply with the requirements of the R&W Insurance Policy applicable to such party in connection therewith.

8.6.    Calculation of Losses.

(a)    The amount of any Losses payable under this Article 8 by the Indemnifying Party shall be (i) reduced by any Tax Benefits actually realized by the Indemnified Party arising from the incurrence or payment of any such Losses and (ii) increased by any Tax Detriment actually realized by the Indemnified Party arising from the incurrence or payment of any such Losses. For purposes hereof, “Tax Benefit” shall mean the actual amount of any reduction in Taxes which are otherwise due, when and as actually realized (whether paid, received, credited or otherwise realized). For purposes hereof, “Tax Detriment” shall mean the actual amount of any increase in Taxes which are otherwise due, when and as actually incurred (whether paid, reduction in refund or credit or otherwise incurred). To the extent the Indemnified Party realizes a greater Tax Benefit with respect to a particular Loss subsequent to an indemnification payment by the Indemnifying Party in respect of such Loss than was taken into account at the time of such indemnification payment, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any such payment up to the amount of such greater incremental Tax Benefit.

(b)    Buyer and Seller acknowledge that the Buyer has obtained the R&W Insurance Policy for purposes of coverage of losses related to breaches by the Seller of representations and warranties (including, without limitation, the Fundamental Representations) and the indemnification obligations of Seller contained in Section 8.2(a)(iv) of this Agreement. If any Losses sustained by a Buyer Indemnified Person are covered by the R&W Insurance Policy, the Buyer shall use commercially reasonable efforts to collect any amounts available under the R&W Insurance Policy to the same extent Buyer would if such Loss were not subject to indemnification hereunder; provided, however, (i) that the Buyer Indemnified Persons shall have no obligation to first submit a claim for, seek to collect or to actually collect upon any coverage under the R&W Insurance Policy as a precondition to making a claim for indemnification hereunder or under any Side Agreement, being indemnified therefor or obtaining indemnification payments from Seller, any Seller Party or from the Indemnity Escrow Account for Losses therefor (except that, the right of any Buyer Indemnified Person to actually receive indemnification payments hereunder directly from Seller or any Seller Party under any Side Agreement (i.e., not from the Indemnity Escrow Account) with respect to any such matter shall be subject to satisfaction of the terms of Section 8.4(b)) and (ii) the Buyer Indemnified Persons shall have no obligation to litigate or arbitrate with the insurer under the R&W Insurance Policy or otherwise. If a Buyer Indemnified Person receives any amounts under the R&W Insurance Policy prior to receipt of an indemnification payment by the Indemnifying Party hereunder in respect of the same Loss, then the payment by an Indemnifying Party under this Agreement with respect to such Loss shall be reduced by the amount received by the Buyer Indemnified Person under the R&W Insurance Policy, net of any direct, out-of-pocket expenses reasonably incurred by such Buyer Indemnified Person in collecting such amount (to the extent such expenses are not reimbursed by the insurer under the R&W Insurance Policy). If a Buyer Indemnified Person receives any amounts under the R&W Insurance Policy subsequent to receipt of an indemnification payment by the Indemnifying Party in respect of the same Loss, then such Buyer Indemnified Person shall promptly reimburse the Indemnifying Party for any such indemnity payment made up to the amount received by the Buyer Indemnified Person pursuant to the R&W Insurance Policy, net of any direct, out-of-pocket expenses reasonably incurred by such Buyer Indemnified Person in collecting such amount (to the extent such expenses are not reimbursed by the insurer under the R&W Insurance Policy). Seller shall assist and cooperate with Buyer (at Buyer’s sole expense with respect to any out-of-pocket expenses incurred by Seller in connection therewith) in a commercially reasonable manner in connection with any claim by Buyer under, or recovery by Buyer with respect to, the R&W Insurance Policy.

(c)    If any Losses sustained by a Buyer Indemnified Person are covered under applicable insurance policies other than the R&W Insurance Policy, the Buyer shall use commercially reasonable efforts to collect any amounts available under such other applicable policies to the same extent Buyer would if such Loss were not subject to indemnification hereunder; provided, however, (i) that the Buyer Indemnified Persons shall have no obligation to first submit, seek to collect or to actually collect upon any coverage under any such other applicable insurance policies as a precondition to making a claim for indemnification hereunder, being indemnified therefor or obtaining indemnification payments from Seller or from the Indemnity Escrow Account for Losses therefor and (ii) the Buyer Indemnified Persons shall have no obligation to litigate or arbitrate with the insurer under any such other insurance policy or otherwise. If a Buyer Indemnified Person receives any amounts under any such other applicable insurance policy prior to receipt of an indemnification payment by the Indemnifying Party hereunder in respect of the same Loss, then the payment by an Indemnifying Party under this Agreement with respect to such Loss shall be reduced by the amount received by the Buyer Indemnified Person under such other applicable insurance policy, net of any direct, out-of-pocket expenses reasonably incurred by such Buyer Indemnified Person in collecting such amount. If a Buyer Indemnified Person receives any amounts under any such other applicable insurance policy subsequent to receipt of an indemnification payment by the Indemnifying Party in respect of the same Loss, then such Buyer Indemnified Person shall promptly reimburse the Indemnifying Party for any such indemnity payment made up to the amount received by the Buyer Indemnified

Person pursuant to such other applicable insurance policy, net of any direct, out-of-pocket expenses reasonably incurred by such Buyer Indemnified Person in collecting such amount.

(d)    Notwithstanding any other provision of this Agreement to the contrary, the Indemnifying Party shall not be liable under this Article 8 for any (i) Losses relating to any matter to the extent that (A) the Indemnified Party shall have otherwise been actually compensated for such matter pursuant to the Purchase Price adjustment under Section 2.5 hereof in the form of an increase or decrease thereof, as applicable (as finally determined in accordance with Section 2.5, and in any such case, as evidenced by any written statements delivered hereunder or by written communications exchanged between Seller and Buyer or their respective accountants, or the Accountant); or (B) following the Closing, the Indemnified Party shall have otherwise actually recovered for such matter pursuant to any other provision of this Agreement, so as to avoid duplication or “double counting” of the same Loss (provided that the Indemnified Party is entitled to seek indemnification pursuant to multiple provisions of this Article 8); or (ii) Losses that are for remote, speculative, exemplary or punitive damages (other than remote, speculative, exemplary or punitive damages that are paid to a third party). Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained in this Section 8.6(d) shall limit, alter or waive in any manner or respect any defenses available to any Person or any burdens of proof or legal standards required to be met by any Person under applicable Law.

(e)    To the extent required under applicable Law and subject to the other terms of this Article 8, the Indemnified Parties shall use, and shall cause their respective Affiliates to use, commercially reasonable efforts to mitigate and otherwise minimize their Losses to the extent reasonably possible promptly after becoming aware of any event which would reasonably be expected to give rise to any Losses.

8.7.    Limitations on Indemnity.

(a)    Except in the case of actual fraud, Seller shall have no obligation to indemnify Buyer Indemnified Persons against, or reimburse any Buyer Indemnified Persons for, any Losses pursuant to Section 8.2 after the aggregate amount of all payments made by Seller hereunder in respect of such Losses equals the Purchase Price.

(b)    No Seller Indemnified Person shall have any claim for contribution from or against the Company or any Subsidiary as a result of any indemnification or other payments made by Seller to any of the Buyer Indemnified Persons pursuant to this Agreement.

(c)    Except (i) pursuant to a Side Agreement, (ii) in the case of actual fraud or (iii) for any claim against Seller or any equityholder of Seller or any equityholder of a party to a Side Agreement in the event of a distribution or transfer of assets to any such equityholder or a declaration or payment of dividends or distribution, that in each case, violated (A) in the case of Seller or a Seller Party that is a Delaware limited liability company, the Delaware Limited Liability Company Act (assuming, for this purpose, that Seller or such Seller Party remains a Delaware limited liability company subject to the Delaware Limited Liability Company Act notwithstanding any change in the organizational form of Seller after the Closing) or (B) in the case of any other such Person, any applicable Law, no claim shall be brought or maintained pursuant to this Article 8 by Buyer, the Company or any of their respective successors or permitted assigns or any other Buyer Indemnified Person against any officer, director, manager, equityholder or employee (present or former) of Seller or any officer, director, manager or employee (present or former) of the Company (for the avoidance of doubt, excluding Seller itself), and, except as set forth above, no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of the Company or Seller set forth or contained in this Agreement or any Exhibit or Schedule hereto or any certificate delivered hereunder.

(d)    No information or knowledge acquired, or investigations conducted, by Buyer or its representatives of the Company, the Subsidiaries, any of their respective businesses, assets, liabilities, or otherwise, shall in any way limit, or constitute a waiver of, or a defense to, any claim for indemnification or other claim by Buyer or any Buyer Indemnified Person under this Agreement.

(e)    Notwithstanding anything contained herein or elsewhere to the contrary, all “material”, “Material Adverse Effect” or similar materiality type qualifications contained in the representations and warranties set forth in this Agreement (other than the representations and warranties set forth in Section 3.7(a)(ii)) shall be ignored and not given any effect for the indemnification provisions of this Agreement, including, without limitation, for purposes of (i) determining the amount of any Losses incurred with respect to the indemnification provisions hereof, (ii) determining whether or not a breach of a representation or warranty has occurred and (iii) determining whether any the limitations on indemnification hereunder have been surpassed.

(f)    Nothing in this Agreement shall limit the right of the Buyer Indemnified Person to make claims against the R&W Insurance Policy. For purposes of clarity, as between Buyer, on the one hand, and the insurer under the R&W Insurance Policy, on the other hand, none of the terms, limitations, conditions and restrictions (including time for asserting claims) on indemnification set forth in this Article 8 shall affect the rights of the Buyer Indemnified Persons under the R&W Insurance Policy, which rights shall be governed solely thereby

(g)    Notwithstanding anything to the contrary herein, none of the Buyer Indemnified Persons shall be entitled to indemnification with respect to Taxes: (i) resulting from transactions or actions taken by any of the Buyer Indemnified Persons on the Closing Date after the Closing outside of the Ordinary Course except as expressly contemplated by this Agreement, (ii) imposed for or with respect to any taxable period (or portion thereof) beginning after the Closing Date, except to the extent attributable to a breach of Section 3.9(t), or (iii) to the extent attributable to any breach of the covenants contained in Section 6.2 by any of the Buyer Indemnified Persons.

8.8.    Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Law, as adjustments to the Purchase Price for all purposes.

8.9.    Exclusion of Other Remedies. From and after the Closing, except in the event of actual fraud and except to the extent provided in the Side Agreements or in Section 8.7(c) above,

and without limiting any rights of the Buyer Indemnified Persons under the R&W Insurance Policy, the Buyer Indemnified Persons’ sole and exclusive remedy against the Seller or any of its Affiliates or any of its or their representatives, employees, directors, managers or officers, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be solely pursuant to the provisions of this Article 8 and the provisions of the Escrow Agreement. The provisions in this Agreement relating to indemnification, and the limits imposed on the Buyer Indemnified Persons’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder. Nothing in this Article 8 shall limit the rights of Seller or Buyer to seek specific performance of the other Parties’ obligations hereunder in accordance with Section 9.10. Nothing in this Article 8 shall limit a Party’s right to bring a claim for actual fraud. For purposes of clarity, as between Buyer, on the one hand, and the insurer under the R&W Insurance Policy, on the other hand, none of the terms, limitations, conditions and restrictions (including time for asserting claims) on indemnification set forth in this Article 8 shall affect the rights of the Buyer Indemnified Persons under the R&W Insurance Policy, which rights shall be governed solely thereby.

ARTICLE 9
MISCELLANEOUS PROVISIONS

9.1.    Notice. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when received by facsimile, receipt confirmed electronically, (iii) when sent, if sent by e-mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not immediately receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient and provided that if notice is given by facsimile or e-mail, a copy thereof is sent by overnight courier or registered or certified mail (postage prepaid, return receipt requested) within one (1) Business Day thereafter, (iv) on the next Business Day when sent by overnight courier, or (v) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice five (5) days prior to the effectiveness of such change):

If to Buyer:

Caleres, Inc.
8300 Maryland Ave.
St. Louis, MO 63105
Attn: General Counsel
Telephone: 314-854-4110
Fax: 314-854-2044

E-mail: tburke@caleres.com

With a copy to:

Bryan Cave LLP
One Metropolitan Square
211 N. Broadway, Suite 3600
St. Louis, Missouri 63102
Telephone: (314) 259-2000
Fax: (314) 259-2020
E-mail: smbaumer@BryanCave.com; Kristin.Yemm@bryancave.com
Attn: Steven M. Baumer
Attn: Kristin M. Yemm
If to Seller or the Company (prior to the Closing):

Apollo Investors, LLC
c/o Brentwood Associates
11150 Santa Monica Boulevard, Suite 1200
Los Angeles, CA 90025
Attention: Steven Moore
Telephone: (310) 477-6611
Fax: (310) 477-1011
E-mail: smoore@brentwood.com

With a copy to:
Greenberg Traurig, LLP
77 West Wacker Drive, Suite 3100
Chicago, IL 60601
Attn: Peter Lieberman and Marc Harrison
Telephone: 312-456-1053
Fax: 312-803-1872
E-mail: liebermanp@gtlaw.com and harrisonme@gtlaw.com

Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) mechanically or electronically generated by the sender’s fax machine containing the time, date and recipient fax number or (c) provided by an overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight delivery service in accordance with clause (i), (ii) or (iv) above, respectively. A copy of the e-mail transmission containing the time, date and recipient e-mail address shall be rebuttable evidence of receipt by e-mail in accordance with clause (iii) above.

9.2.    [Reserved.]

9.3.    Entire Agreement. This Agreement (which includes the Schedules, Disclosure Schedules, and Exhibits hereto) and the Related Agreement embody the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede all prior discussions, representations, agreements, and understandings relative to such subject matter and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof and thereof. The Confidentiality Agreement shall automatically terminate and be of no further force and effect as of the Closing.

9.4.    Amendment and Modification. This Agreement may not be amended, altered or modified except by a written instrument executed by Buyer and Seller (on behalf of itself and the Company). No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

9.5.    Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective heirs, legal representatives, successors, and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be transferred, delegated, or assigned (by operation of Law or otherwise) by a Party without the prior written consent of the other Parties, except that Buyer shall have the right to transfer and assign any or all of its rights and obligations hereunder to any entity which at the time of such transfer and assignment is controlled by Buyer or by Affiliates of Buyer; provided, however, that Buyer shall remain liable for the performance of its obligations under this Agreement.

9.6.    Waiver of Compliance. Any failure or delay of a Party to comply with any obligation herein may be waived only by a written instrument signed by the Party against whom the waiver is to be effective. Any such waiver or failure to insist upon strict compliance with such obligation shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.7.    Expenses. Except as otherwise provided herein, (a) Buyer shall pay the fees and expenses of its counsel, accountants, experts, other representative and all other expenses incurred by Buyer or its Affiliates (as determined prior to the consummation of the transactions contemplated hereby and not including the Company or any Subsidiary) incident or relating to the negotiation, preparation, and execution of this Agreement and the Related Agreement and the transactions contemplated hereby and thereby, and the performance by it of its obligations hereunder and thereunder (including all expenses related to the Title Commitments or any title insurance issued in respect thereof) and (b) all fees and expenses of Seller, the Company, and the Subsidiaries incurred by any of them incident or relating to the negotiation, preparation, and execution of this Agreement and the Related Agreement and the transactions contemplated hereby and thereby, and the performance by them of their obligations hereunder (including, without limitation, their fees and expenses of counsel, accountants, experts, and other representatives) shall be deemed to be Seller Transaction Expenses.

9.8.    Counterparts. This Agreement may be executed in multiple counterparts (including via fax or e-mail transmitted (including .pdf) signature pages), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.9.    Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance, shall be determined by any court of competent jurisdiction to be invalid, illegal, or incapable of being enforced, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.10.    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other Party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any Party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such Party is entitled at law or in equity.

9.11.    Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the domestic Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.12.    No Third Party Beneficiaries or Other Rights. Except as set forth in Article 8 with respect to the Buyer Indemnified Persons and the Seller Indemnified Person, and except as set forth in Section 5.3 or Section 5.6, nothing herein shall grant to or create in any Person not a party hereto, or any such Person’s dependents, heirs, successors, or assigns, including any employee or former employee of the Company or any Subsidiary, any right to any benefits hereunder, and no such party shall be entitled to sue any Party to this Agreement with respect thereto. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state and federal securities Laws.

9.13.    SUBMISSION TO JURISDICTION. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHANCERY COURTS LOCATED IN THE STATE OF DELAWARE OR, IN THE EVENT (BUT ONLY IN THE EVENT) THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION

OVER SUCH SUIT, ACTION OR PROCEEDING, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND ANY APPELLATE COURT PRESIDING THEREOVER (THE “DELAWARE COURTS”) FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. ANY SUCH ACTION, SUIT, OR PROCEEDING RELATING HERETO SHALL BE BROUGHT IN THE DELAWARE COURTS. EACH OF THE PARTIES FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE, OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT, OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 9.13. EACH OF THE PARTIES WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE DELAWARE COURTS, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM THAT ANY SUCH ACTION, SUIT, OR PROCEEDING BROUGHT IN THESE COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM OR SHOULD BE TRANSFERRED, OR RAISE ANY SIMILAR DEFENSE OR OBJECTION.

9.14.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, SUIT, OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES CONTEMPLATED UNDER THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN LAW, CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION, SUIT, OR PROCEEDING SHALL BE DECIDED BY THE COURT WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.15.    Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to an Article, Section, Schedule or Disclosure Schedule, or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement, or a Schedule, Disclosure Schedule, or Exhibit attached to this Agreement, respectively. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “include,” “includes,” “including,” and derivative or similar words shall be construed to be followed by the phrase “without limitation”; (v) references herein to “days” are to consecutive calendar days unless Business Days are specified; and (vi) the words “made available,” “delivered” or “provided” or terms of similar import shall mean, for purposes of Article 3 of this Agreement, with respect to any material, that a copy of such material has been posted on or before 9:00 p.m. (Central Time) on the second (2nd) Business Day prior to the date hereof in the online “data room” established by Intralinks for this transaction (an electronic copy of which “data room” shall be provided to Buyer promptly following the execution hereof). All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Each Party has participated substantially in the negotiation and drafting of this Agreement and agrees that no ambiguity herein should be construed against the draftsman. References to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Government that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as determined under the Laws of the State of Delaware as required to be applied thereunder by a court sitting in the State of Delaware. When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded (for example, if an action is to be taken within two (2) days of a triggering event and such event occurs on a Tuesday, then the action must be taken by the end of the day on Thursday) and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The sections of the Disclosure Schedules shall be arranged in separate sections corresponding to the numbered and lettered sections of Article 3, and information disclosed in one section of the Disclosure Schedules shall be deemed to be disclosed on another section of the Disclosure Schedules or shall be deemed to be an exception to another representation and warranty in Article 3, in each case, if the relevance of such information to such other section of the Disclosure Schedules, is reasonably apparently on its face, without reference to underlying documentation.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first above written.

BUYER

CALERES, INC.

By:_____________________________________________________
Name:___________________________________________________
Title:____________________________________________________

SELLER

APOLLO INVESTORS, LLC

By:_____________________________________________________
Name:___________________________________________________
Title:____________________________________________________

COMPANY

APOLLO BUYER HOLDING COMPANY, INC.

By:_____________________________________________________
Name:___________________________________________________
Title:____________________________________________________